UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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SS&C Technologies Holdings, Inc.
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SS&C TECHNOLOGIES HOLDINGS, INC.

80 Lamberton Road

Windsor, Connecticut 06095

April 17, 2014

Dear Stockholder:

You are cordially invited to attend the 2014 Annual Meeting of Stockholders of SS&C Technologies Holdings, Inc. to be held at 9:00 a.m., local time, on Thursday, May 29, 2014 at our offices located at 80 Lamberton Road, Windsor, Connecticut 06095.

At the 2014 annual meeting, you will be asked to (i) elect two Class I Directors to our Board of Directors for the ensuing three years; (ii) approve, in a non-binding vote, the compensation of our named executive officers; (iii) approve the SS&C 2014 Stock Option Plan; (iv) approve the SS&C Executive Bonus Plan; and (v) ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm. The Board recommends that you vote for each of the director nominees nominated by our Board, that you approve the compensation of our named executive officers, that you approve the SS&C 2014 Stock Option Plan, that you approve the SS&C Executive Bonus Plan, and that you ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

We hope you will be able to attend the 2014 annual meeting. Whether or not you plan to attend the 2014 annual meeting, it is important that your shares are represented. Therefore, we urge you to promptly vote your shares by completing, signing, dating and returning the enclosed proxy card in accordance with the instructions provided or by completing the voting instruction form provided to you by your bank, broker or other nominee.

Sincerely,

WILLIAM C. STONE
Chairman of the Board & Chief Executive Officer

YOUR VOTE IS IMPORTANT

We urge you to promptly vote your shares by completing, signing, dating and returning the enclosed proxy card or by completing the voting instruction form provided to you by your bank, broker or other nominee.

-i-

-ii-

SS&C TECHNOLOGIES HOLDINGS, INC.

80 Lamberton Road

Windsor, Connecticut 06095

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 29, 2014

The 2014 Annual Meeting of Stockholders of SS&C Technologies Holdings, Inc. will be held on Thursday, May 29, 2014 at 9:00 a.m., local time, at our offices located at 80 Lamberton Road, Windsor, Connecticut 06095, to consider and act upon the following matters:

1. To elect two Class I Directors to our Board of Directors, each to serve for a term ending at the 2017 annual meeting, and until his successor has been duly elected and qualified;

2. To approve, in a non-binding vote, the compensation of our named executive officers;

3. To approve the SS&C 2014 Stock Option Plan;

4. To approve the SS&C Executive Bonus Plan;

5. To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014; and

6. To transact such other business as may properly come before the 2014 annual meeting and any adjournment thereof.

Stockholders of record at the close of business on April 1, 2014, the record date for the 2014 annual meeting, are entitled to notice of and to vote at the meeting.

Your vote is important, regardless of the number of shares you own. Whether or not you plan to attend the 2014 annual meeting personally, we hope you will take the time to vote your shares. If you are a stockholder of record, you may vote by completing, signing, dating and returning the enclosed proxy card in the envelope provided. If your shares are held in “street name,” meaning they are held for your account by a bank, broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted. Even if you plan to attend the 2014 annual meeting, please vote now using one of the above methods. You can change your vote at the meeting if you choose to do so.

By Order of the Board of Directors,

PAUL G. IGOE
Senior Vice President, General Counsel & Secretary

Dated: April 17, 2014

SS&C TECHNOLOGIES HOLDINGS, INC. 80 Lamberton Road Windsor, Connecticut 06095

Proxy Statement for the 2014 Annual Meeting of Stockholders

To Be Held on May 29, 2014

Our 2014 Annual Meeting of Stockholders will be held on Thursday, May 29, 2014, at 9:00 a.m., local time, at our offices located at 80 Lamberton Road, Windsor, Connecticut 06095. For directions to our offices, please visit the 2014 annual meeting page on our website at http://www.ssctech.com/2014annualmeeting. If you have any questions about the 2014 annual meeting, please contact Paul G. Igoe, our Corporate Secretary, by telephone at (860) 298-4832 or by sending a written request for information addressed to Paul G. Igoe at our principal executive offices located at 80 Lamberton Road, Windsor, Connecticut 06095.

See “Information About the 2014 Annual Meeting” beginning on page 57 for details on the voting process and how to attend the 2014 annual meeting.

Information About this Proxy Statement

You have received this proxy statement because the Board of Directors of SS&C Technologies Holdings, Inc., which we refer to as SS&C Holdings, SS&C or the Company, is soliciting your proxy to vote your shares at the 2014 annual meeting and at any adjournment or postponement of the 2014 annual meeting. This proxy statement includes information we are required to provide to you under the rules of the Securities and Exchange Commission, or SEC, and is designed to assist you in voting your shares. Only stockholders of record at the close of business on April 1, 2014 are entitled to receive notice of, and to vote at, the 2014 annual meeting.

Important Notice Regarding Availability of Proxy Materials for the 2014 Annual Meeting of Stockholders to be Held on May 29, 2014

We are first mailing this proxy statement and the accompanying proxy on or about April 17, 2014 to our stockholders of record as of April 1, 2014. We are also mailing our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 to such stockholders concurrently with this proxy statement. We will furnish copies of the exhibits to our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 upon written request of any stockholder and the payment of an appropriate processing fee. Please address all such requests to Investor Relations at 80 Lamberton Road, Windsor, Connecticut 06095.

This proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 are available for viewing, printing and downloading at http://www.ssctech.com/2014annualmeeting. This proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 are also available on the SEC’s website at http://www.sec.gov.

2013 PERFORMANCE HIGHLIGHTS

We believe the Company’s 2013 performance was exceptional, as evidenced by the following results:

•

Our total shareholder return (“TSR”)[1] for 2013 was 91.7% and our aggregate TSR for the period from January 1, 2011 to December 31, 2013 was 115.8%. For comparison purposes, the TSR for the NASDAQ Composite Total Return Index was 40.2% and 63.7% for the same periods.

•	Our total gross revenues for 2013 were $712.7 million as compared to 2012 total gross revenues of $551.8 million, an increase of 29%.

•	Our Adjusted Consolidated EBITDA (discussed on pages 22 and 23) increased by $71.4 million in 2013 from 2012, an increase of 32.4%.

•	Our market capitalization grew by $1.8 billion during 2013, an increase of 100.4%.

•	Net cash provided by operating activities was $208.3 million in 2013. This is an improvement of $73.8 million or 55% from 2012.

•	We paid down $239 million in debt in 2013.

HIGHLIGHTS OF PROPOSALS BEING VOTED UPON

This summary highlights information that is relevant to certain proposals being voted on at the Annual Meeting. Additional discussion of these proposals is contained elsewhere in this proxy statement, which we encourage you to review in its entirety.

Proposal 1:    Election of Directors.

The Board recommends that you vote “FOR” the election of our two Class I Directors whose terms expire at the 2014 annual meeting: Normand A. Boulanger and David A. Varsano. Mr. Boulanger currently serves as our President and Chief Operating Officer and Mr. Varsano serves on our Audit Committee and Compensation Committee. See “Information Regarding Directors and Director Nominees” beginning at page 6 for additional discussion of our director nominees and their qualifications.

Proposal 2:    Advisory Vote to Approve Named Executive Officer Compensation.

The Board recommends that you vote “FOR” the non-binding resolution to approve the compensation of our named executive officers. The Compensation Discussion and Analysis, beginning at page 19 of this proxy statement, describes the Company’s compensation philosophy and programs in place for 2013. We believe the Company’s compensation programs have been effective in motivating and driving our named executive officers to help the Company achieve the superior performance described above.

Accordingly, we encourage you to approve the compensation of our named executive officers by voting “FOR” Proposal 2 because our executive officers have contributed significantly to the Company’s exceptional performance.

[1]	TSR is the change in the stock price over a given period plus dividends paid, divided by the stock price at the beginning of a period, expressed as a percentage.

Proposal 3:    Approval of the 2014 Stock Option Plan.

The Board recommends that you vote “FOR” approval of the Company’s 2014 Stock Option Plan (the “2014 Stock Plan”):

•	We estimate that the shares remaining available for issuance under our 2008 Stock Incentive Plan will be insufficient to meet our current grant practices after 2015.

•

Equity grants made to certain executive officers after the 2014 annual meeting must be made under a shareholder-approved equity plan in order to be tax deductible under Section 162(m) of the Internal Revenue Code (the “Code”).

Accordingly, we encourage you to approve the 2014 Stock Plan by voting “FOR” Proposal 3 because the equity plan will provide a necessary share pool for future grants and a necessary vehicle for the issuance of tax deductible performance-based equity awards to our executive officers.

Proposal 4:    Approval of the Executive Bonus Plan.

The Board recommends that you vote “FOR” approval of the Executive Bonus Plan. As discussed in greater detail at page 45, “transition relief” under Section 162(m) of the Code expires as of the 2014 annual meeting. We are submitting the Executive Bonus Plan to stockholders for their approval so that payments of bonuses to certain of our executive officers will be tax deductible in accordance with Section 162(m) rules. If the Executive Bonus Plan is not approved by our stockholders, our ability to pay tax deductible cash incentive compensation to certain of our executive officers will be impaired.

Accordingly, we encourage you to approve the Executive Bonus Plan by voting “FOR” Proposal 4 because the cash bonus plan will provide a necessary vehicle for the issuance of tax deductible performance-based cash compensation to our executive officers.

Proposal 5:    Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

The Audit Committee has appointed the firm of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014, which we refer to as fiscal 2014. This appointment is being presented to the stockholders for ratification at the 2014 annual meeting. We encourage you to vote “FOR” ratification of PriceWaterhouseCoopers LLP as our independent public accounting firm.

PROPOSAL 1

ELECTION OF DIRECTORS

Our certificate of incorporation provides for a classified Board. This means our Board is divided into three classes, with each class having as nearly as possible an equal number of directors. The term of service of each class of directors is staggered so that the term of one class expires at each annual meeting of the stockholders.

Our Board currently consists of seven members, divided into three classes as follows:

—	Class I is comprised of Normand A. Boulanger and David A. Varsano, each with a term ending at the 2014 annual meeting;

—	Class II is comprised of William A. Etherington and Jonathan E. Michael, each with a term ending at the 2015 annual meeting; and

—	Class III is comprised of Michael E. Daniels, Allan M. Holt and William C. Stone, each with a term ending at the 2016 annual meeting.

At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those directors whose term is expiring. Messrs. Boulanger and Varsano are current directors whose terms expire at the 2014 annual meeting. Each of these directors has been nominated by the Nominating Committee (and his nomination has been ratified by the Board) for re-election as a Class I director, with a term ending at the 2017 annual meeting.

Unless otherwise instructed in the proxy, all proxies will be voted “FOR” the election of each of the nominees identified above to a three-year term ending at the 2017 annual meeting, each such nominee to hold office until his successor has been duly elected and qualified. Stockholders who do not wish their shares to be voted for one or both of these two nominees may so indicate by striking out the name of such nominee(s) on the proxy card. Each of the nominees has indicated his willingness to serve on our Board, if elected. If either nominee should be unable to serve, the person acting under the proxy may vote the proxy for a substitute nominee designated by our Board. We do not contemplate that either of the two nominees will be unable to serve if elected.

A plurality of the shares of common stock present in person or represented by proxy at the 2014 annual meeting and entitled to vote is required to elect each nominee as a director.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF NORMAND A. BOULANGER AND DAVID A. VARSANO.

BOARD OF DIRECTORS AND MANAGEMENT

Information Regarding Directors and Director Nominees

Our certificate of incorporation provides for the classification of our Board into three classes, each having as nearly an equal number of directors as possible. The terms of service of the three classes are staggered such that the term of one class expires each year.

Our Board currently consists of seven directors. Class I consists of Normand A. Boulanger and David A. Varsano, each with a term ending at the 2014 annual meeting. Class II consists of William A. Etherington and Jonathan E. Michael, each with a term ending at the 2015 annual meeting. Class III consists of Michael E. Daniels, Allan M. Holt, and William C. Stone, each with a term ending at the 2016 annual meeting. One class is elected each year and members of each class hold office for three-year terms. On May 29, 2013, Claudius (Bud) E. Watts IV and on February 27, 2014, Campbell R. Dyer resigned as directors of the Company. The resignations of Messrs. Watts and Dyer were not due to any disagreement with the Company’s management or the Board and the Company thanks each of them for their service.

Our Nominating Committee has recommended, and the Board has nominated, Messrs. Boulanger and Varsano for election at the 2014 annual meeting as Class I directors, each to serve until the 2017 annual meeting and until his successor has been duly elected and qualified. Each of the nominees is currently a member of our Board of Directors.

The following table and biographical descriptions provide information relating to each director and director nominee, including his age and period of service as a director of our company, his committee memberships, his business experience for at least the past five years, including directorships at other public companies, and certain other information.

Name	Age	Present Principal Employment and Prior Business Experience
Class I Directors, Nominees to be elected at the 2014 annual meeting (terms expiring at the 2014 annual meeting)

Normand A. Boulanger President and Chief Operating Officer	52	Mr. Boulanger has served as our President and Chief Operating Officer since October 2004. Prior to that, Mr. Boulanger served as our Executive Vice President and Chief Operating Officer from October 2001 to October 2004, Senior Vice President, SS&C Direct from March 2000 to September 2001, Vice President, SS&C Direct from April 1999 to February 2000, Vice President of Professional Services for the Americas, from July 1996 to April 1999, and Director of Consulting from March 1994 to July 1996. Prior to joining SS&C, Mr. Boulanger served as Manager of Investment Accounting for The Travelers from September 1986 to March 1994. Mr. Boulanger was elected as one of our directors in February 2006. The Board has concluded that Mr. Boulanger should serve as a director because he has substantial knowledge and experience regarding our operations, employees, targeted markets, strategic initiatives and competitors.

David A. Varsano Audit Committee Compensation Committee	52	Mr. Varsano was elected as one of our directors in March 2011. He is currently the Chairman of the Board and Chief Executive Officer of Pacific Packaging Products, a company specializing in industrial packaging and related solutions and supply chain management services, which he joined in September 1999. Prior to joining Pacific Packaging Products, Mr. Varsano served as the Chief Technology Officer and Vice President, Software Development of SS&C from 1995 to 1999 and as Manager of SS&C Direct from 1998 to 1999. Mr. Varsano currently serves on the boards of directors of Packaging Distributors of America and Aviv Centers for Living. The Board has concluded that Mr. Varsano should serve as a director because he has a broad range of experience relevant to our business and a strong understanding of software architectures.

Name	Age	Present Principal Employment and Prior Business Experience

Class II Directors (terms expiring at the 2015 annual meeting)

William A. Etherington Audit Committee Compensation Committee	72	Mr. Etherington was elected as one of our directors in May 2006. Mr. Etherington retired—after a 38-year career—from International Business Machines Corporation in September 2001 as Senior Vice President and Group Executive, Sales and Distribution. He currently serves on the board of directors of Onex Corporation and is the Chairman of the Board of Celestica Inc. He is the retired non-executive Chairman of the Board of the Canadian Imperial Bank of Commerce (CIBC), where he served as a director from 1994 to 2009, and also served on the board of MDS/Nordion Inc. The Board has concluded that Mr. Etherington should serve as a director because he brings experience as a board and committee member of public companies, a detailed understanding of the computer and information services industry, and expertise in the management of complex technology organizations.

Jonathan E. Michael Audit Committee Nominating Committee	60	Mr. Michael was elected as one of our directors in April 2010. He currently serves as Chairman, President and Chief Executive Officer of RLI Corp., a publicly traded specialty insurance company, which he joined in 1982. Mr. Michael has held various positions at RLI Corp., including President and Chief Operating Officer, Executive Vice President and Chief Financial Officer. Prior to joining RLI Corp., Mr. Michael was associated with the accounting firm Coopers & Lybrand. Mr. Michael served on the board of directors of Fieldstone Investment Corporation from 2003 to 2007. He currently serves on the boards of directors of RLI Corp. and Maui Jim, Inc. The Board has concluded that Mr. Michael should serve as a director because he has extensive experience in the financial services industry, including companies that we seek to target as clients, as well as extensive operational experience as a director and officer of financial services and insurance companies.

Name	Age	Present Principal Employment and Prior Business Experience

Class III Directors (terms expiring at the 2016 annual meeting)

Michael E. Daniels Nominating Committee	58	Mr. Daniels was elected as one of our directors in October 2013. Mr. Daniels retired—after a 36-year career—from International Business Machines Corporation in March 2013 as Senior Vice President and Group Executive IBM Global Services. Mr. Daniels currently serves on the board of directors of Tyco International Ltd. and is a trustee of The College of the Holy Cross. The Board has concluded that Mr. Daniels should serve as a director because he brings experience as a board and committee member of a public company, a detailed understanding of the computer and information services industry, and expertise in the management of complex technology organizations.

Allan M. Holt Compensation Committee Nominating Committee	62	Mr. Holt was elected as one of our directors in February 2006. He currently serves as a Managing Director and Co-head of the U.S. Buyout Group of The Carlyle Group, which he joined in 1991. He previously was head of Carlyle’s Global Aerospace, Defense, Technology and Business/Government Services Group. Prior to joining Carlyle, Mr. Holt spent three and a half years with Avenir Group, Inc., an investment and advisory group. From 1984 to 1987, Mr. Holt was Director of Planning and Budgets at MCI Communications Corporation. He currently serves on the boards of directors of Axalta Coating Systems, Booz Allen Hamilton Holding Corporation, HCR ManorCare, Inc. and NBTY, Inc. Mr. Holt previously served on the boards of Aviall, Inc., Fairchild Imaging, Landmark Aviation, HD Supply, Inc., MedPointe, Inc., Sequa Corp., Standard Aero Holdings, Inc., The Nielsen Company and Vought Aircraft Industries, Inc. and on the supervisory board of The Nielsen Company B.V. The Board has concluded that Mr. Holt should serve as a director because he brings extensive experience regarding the management of public and private companies and the financial services industry.

William C. Stone Chairman and Chief Executive Officer	59	Mr. Stone founded SS&C Technologies, Inc., or SS&C, the primary operating company and wholly owned direct subsidiary of SS&C Technologies Holdings, Inc., in 1986 and has served as Chairman of the Board of Directors and Chief Executive Officer since our inception. He also has served as our President from inception through April 1997 and again from March 1999 until October 2004. Prior to founding SS&C, Mr. Stone directed the financial services consulting practice of KPMG LLP, an accounting firm, in Hartford, Connecticut and was Vice President of Administration and Special Investment Services at Advest, Inc., a financial services company. The Board has concluded that Mr. Stone should serve as a director because as our founder and Chief Executive Officer, as well as a principal stockholder, Mr. Stone provides a critical contribution to the Board reflecting his detailed knowledge of our company, our employees, our client base, our prospects, the strategic marketplace and our competitors.

Corporate Governance Matters

We believe that good corporate governance and fostering an environment of high ethical standards are important for us to achieve business success and to create value for our stockholders. Our Board periodically reviews our corporate governance practices in light of regulatory developments and practices at other public companies and makes changes that it believes are in the best interests of the Company and its stockholders.

Board Determination of Independence

Under the applicable rules of the NASDAQ Marketplace Rules, or NASDAQ, a director will only qualify as an “independent director” if, in the opinion of our Board, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Board has determined that none of Messrs. Daniels, Etherington, Holt, Michael or Varsano has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under Rule 5605(a)(2) of NASDAQ.

Stockholders Agreement

The Company is a party to a Stockholders Agreement, as amended, which we refer to as the Stockholders Agreement, with investment funds associated with The Carlyle Group, or Carlyle, and William C. Stone, our Chairman and Chief Executive Officer. As of September 2013, Carlyle is no longer a stockholder of the Company and its rights and privileges under the Stockholders Agreement are therefore terminated. The Stockholders Agreement entitles Mr. Stone to nominate two directors, one of whom shall be Mr. Stone for so long as he is our Chief Executive Officer, and each of whom we refer to as an Executive Nominee. The Stockholders Agreement also entitled Carlyle to nominate two of the Board members, each of whom we refer to as a Carlyle Nominee, but this right is now terminated since Carlyle is no longer a stockholder of the Company. Mr. Stone and Carlyle collectively held the right to nominate two additional Board members; however, this right is now controlled by Mr. Stone as Carlyle’s rights under this provision have terminated. The Company and each stockholder that is a party to the Stockholders Agreement are required to take all necessary action to cause the nominees referenced above to be elected. For more information on the Stockholders Agreement, see “Related Person Transactions—Stockholders Agreement.”

Mr. Boulanger and Mr. Stone were designated by Mr. Stone as Executive Nominees. Mr. Holt was originally designated by Carlyle as a Carlyle Nominee. Messrs. Varsano and Michael were jointly designated by Mr. Stone and Carlyle.

Director Nomination Process

The process followed by the Nominating Committee to identify and evaluate director candidates may include requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the Nominating Committee.

The Nominating Committee considers recommendations for director nominees suggested by its members, other directors, management and other interested parties. Stockholders may recommend individuals to the Nominating Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background material, to the Nominating Committee c/o Corporate Secretary, SS&C Technologies Holdings, Inc., 80 Lamberton Road, Windsor, Connecticut 06095. Assuming that appropriate biographical information and background material is provided on a timely basis, the Nominating Committee will evaluate stockholder-recommended candidates by following substantially the same process and applying substantially the same criteria as it follows for candidates submitted by others.

In addition, stockholders also have the right under our By-laws to directly nominate director candidates, without any action or recommendation on the part of the Nominating Committee or the Board, by following the procedures set forth in our By-laws and described under “Stockholder Proposals and Director Nominations” below.

Criteria and Diversity

In considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended director nominees, the Nominating Committee applies the criteria specified in its charter. These criteria include the candidate’s integrity, honesty, adherence to ethical standards, demonstrated business acumen, experience, ability to exercise sound judgments in matters that relate to the current and long-term objectives of the Company, ability to contribute positively to the decision-making processes of the Company, commitment to understanding the Company and its industry and to regularly attending and participating in meetings of the Board and its committees, ability to understand the sometimes conflicting interests of the various constituencies of the Company, and the absence of a conflict of interest. The Nominating Committee does not assign specific weights to particular criterion and no particular criterion is a prerequisite for any prospective nominee. In terms of criteria for composition of the Board, the Nominating Committee considers the backgrounds and qualifications of the directors as a group with a goal of providing a significant breadth of experience, knowledge and abilities to assist the Board in fulfilling its responsibilities.

Although the Nominating Committee considers the value of diversity on the Board, it has not adopted a written policy with regard to the consideration of diversity when evaluating candidates for director. However, in practice, the Nominating Committee considers diversity of viewpoint, professional experience, education and skill in assessing candidates for the Board to ensure breadth of experience, knowledge and abilities within the Board. Our Board’s priority in the selection of Board members is identification of members who will further the interests of our stockholders through their management experience, knowledge of our business, understanding of the competitive landscape, and familiarity with our targeted markets.

The director biographies on pages 7 to 9 describe each nominee’s experience, qualifications, attributes and skills that led the Board to conclude that he should continue to serve as a member of our Board. Our Board believes that each of the nominees has realized significant professional and personal achievements, and possesses the background, talents and experience that are necessary for the Company’s success and the creation of stockholder value.

Board Meetings and Attendance

During the fiscal year ended December 31, 2013, which we refer to as fiscal 2013, our Board met five times (including one special meeting) and acted by unanimous written consent in lieu of a meeting six times. During the fiscal year ended December 31, 2012, which we refer to as fiscal 2012, the Audit Committee held six regular meetings and acted by unanimous written consent in lieu of a meeting two times; the Compensation Committee held three regular meetings and acted by unanimous written consent in lieu of a meeting three times; and the Nominating Committee acted by unanimous written consent in lieu of a meeting three times. Each of our directors attended at least 75% of the aggregate of the total number of meetings of the Board and of the Board committees of which he was a member during fiscal 2013.

Director Attendance at Annual Meeting of Stockholders

We do not have a formal policy regarding directors’ attendance at annual meetings, but all of our directors are encouraged to attend our annual meetings. All of our directors attended our 2013 annual meeting of stockholders.

Board Leadership Structure

Mr. Stone has served as Chairman of the Board of Directors and Chief Executive Officer since our inception in 1986, and the provisions of the Stockholders Agreement require that so long as Mr. Stone is a member of our Board and the Chief Executive Officer of the Company, he shall serve as Chairman of the Board. This Board leadership structure is commonly utilized by public companies in the United States, and we believe that this leadership structure has been effective for us. Having one person serve as both Chief Executive Officer and Chairman of the Board shows our employees, customers and other constituencies that we are under strong leadership, with a single person setting the tone and having primary responsibility for managing our operations. We also believe that this leadership structure eliminates the potential for duplication of efforts and inconsistent actions and facilitates open communication between management and our Board. We do not have a lead independent director. We recognize that different board leadership structures may be appropriate for companies with different histories or varying equity ownership structures and percentages. However, we believe our current leadership structure remains the optimal board leadership structure for us.

Board Committees

Our Board directs the management of our business and affairs, as provided by Delaware law, and conducts its business through meetings of the Board and three standing committees: the Audit Committee, the Compensation Committee and the Nominating Committee, each of which operates under a charter that has been approved by our Board. Each committee’s charter is posted on our website, at http://investor.ssctech.com/governance.cfm. In addition, from time to time, special committees may be established under the direction of the Board to address specific issues. The table below shows current membership and indicates the chairperson (*) for each of the standing Board committees.

Audit	Compensation	Nominating
William A. Etherington*	William A. Etherington*	Allan M. Holt*
Jonathan E. Michael	Allan M. Holt	Michael E. Daniels
David A. Varsano	David A. Varsano	Jonathan E. Michael

The provisions of the Stockholders Agreement provided Carlyle with the right to designate the chairperson of any committee of the Board; however, this right terminated in September 2013 when Carlyle sold its remaining shares of common stock in the Company.

Our Board has determined that all of the members of each of the Board’s three standing committees are independent as defined under the rules of NASDAQ, including, in the case of all members of the Audit Committee, the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or Exchange Act, and including, in the case of all members of the Compensation Committee, the independence requirements contemplated by Rule 10C-1 under the Exchange Act and NASDAQ rules.

Audit Committee

Our Audit Committee assists our Board in its oversight of the Company’s accounting and financial reporting processes and the audits of the Company’s financial statements. Our Audit Committee’s responsibilities, as set forth in its charter, include:

•	appointing, evaluating, retaining and, when necessary, terminating the engagement of our independent registered public accounting firm;

•	overseeing and assessing the independence of our independent registered public accounting firm;

•	setting the compensation of our independent registered public accounting firm and preapproving all audit services to be provided to the Company;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from such firm;

•

reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures before such financial statements are filed with the SEC;

•	directing the independent registered public accounting firm to use its best efforts to perform all reviews of interim financial information prior to disclosure by the Company;

•	coordinating our Board’s oversight of internal control over financial reporting, disclosure controls and procedures and our code of business conduct and ethics;

•	overseeing our risk assessment and risk management policies;

•	discussing the Company’s policies with respect to risk assessment and risk management;

•

discussing generally the type and presentation of information to be disclosed in the Company’s earnings press releases, as well as financial information and earnings guidance provided to analysts, rating agencies and others;

•

establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or audit matters and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters;

•

reviewing the Company’s policies and procedures for reviewing and approving or ratifying “related person transactions” and conducting appropriate review and oversight of all related person transactions for potential conflict of interest situations; and

•	preparing the Audit Committee report required by SEC rules, which is included on page 50 of this proxy statement.

Our Board has determined that each of the members of its Audit Committee is an “audit committee financial expert” as that term is defined under the rules and regulations of the SEC.

Compensation Committee

Our Compensation Committee has overall responsibility for the Company’s compensation of management, incentive plans and compensation programs. Our Compensation Committee’s responsibilities, as set forth in its charter, include:

•	reviewing and approving, or making recommendations to our Board with respect to, the compensation of our Chief Executive Officer and our other executive officers;

•	reviewing, and making recommendations to our Board with respect to, incentive-compensation and equity-based plans that are subject to approval by our Board;

•

approving any tax-qualified, non-discriminatory employee benefit plans for which stockholder approval is not sought and pursuant to which options or stock may be acquired by officers, directors, employees or consultants of the Company;

•

administering all of the Company’s stock option, stock incentive, employee stock purchase and other equity-based plans including interpreting the terms of such plans and granting options and making awards under such plans;

•	reviewing and making recommendations to our Board with respect to director compensation;

•

reviewing and discussing with management the Company’s “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K, and considering whether it will recommend to our Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K, proxy statement on Schedule 14A or information statement on Schedule 14C;

•	preparing an annual report required by Item 407(e)(5) of Regulation S-K;

•	in its discretion, retaining or obtaining the advice of compensation consultants, legal counsel or other advisors, and overseeing their work.

Nominating Committee

Our Nominating Committee has overall responsibility for developing Board membership. Our Nominating Committee’s responsibilities, as set forth in its charter, include:

•

identifying individuals qualified to become members of our Board and recommending to our Board the nominees for election as directors at any annual meeting of stockholders and the persons to be elected by the Board to fill any vacancies on the Board;

•	reviewing with the Board the requisite skills and criteria for new Board members as well as the composition of our Board as a whole; and

•	recommending to our Board the directors to be appointed to each committee of the Board.

The processes and procedures followed by the Nominating Committee in identifying and evaluating director candidates are described above under the heading “Director Nomination Process.” As described above, the Stockholders Agreement contains provisions that previously entitled Mr. Stone and Carlyle to nominate six members of our Board. Carlyle no longer has any such rights under the Stockholders Agreement, effective as of September 2013 when Carlyle sold its remaining shares of common stock in the Company. Mr. Stone retains the right to appoint two directors, including himself, and controls the right to nominate two additional directors who previously were to be nominated jointly by Carlyle and Mr. Stone.

Risk Oversight

Our management is responsible for risk management on a day-to-day basis. Our Audit Committee is responsible for overseeing our risk management function. While the Audit Committee has primary responsibility for overseeing risk management, our entire Board of Directors is actively involved in overseeing our risk management. Our Board and the Audit Committee fulfill their oversight role by discussing with management the policies and practices utilized by management in assessing and managing the risks and providing input on those policies and practices. We believe that the leadership structure of our Board supports effective risk management oversight by helping effectively identify risks due to our Chairman and Chief Executive Officer’s extensive knowledge and understanding of our business and, as noted in “Board Leadership Structure” above, our Board believes that the combined roles of Chairman and Chief Executive Officer facilitate communications between management and our Board and thus enhance effective risk oversight.

Communications with the Board

Our Board welcomes the submission of any comments or concerns from stockholders and any interested parties. Communications should be in writing and addressed to our Corporate Secretary at our principal executive offices and marked to the attention of the Board or any of its committees, individual directors or non-management or independent directors as a group. All correspondence will be forwarded to the intended recipient(s), except that certain items that are unrelated to the duties and responsibilities of our Board (such as product inquiries and comments, new product suggestions, resumes and other forms of job inquiries, surveys, and business solicitations and advertisements) and material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics, referred to as the SS&C Code of Business Conduct and Ethics, which is applicable to all directors, officers and employees and includes provisions relating to accounting and financial matters. The SS&C Code of Business Conduct and Ethics is available on our website at http://investor.ssctech.com/governance.cfm. If we make any substantive amendments to, or grant any waivers from, the code of ethics for any director or officer, we will disclose the nature of such amendment or waiver on our website at http://investor.ssctech.com/governance.cfm. or in a Current Report on Form 8-K filed with the SEC.

Compensation Committee Interlocks and Insider Participation

Messrs. Etherington, Holt and Varsano served on our Compensation Committee in fiscal 2013. Claudius (Bud) E. Watts IV served on our Compensation Committee until his resignation as a director on May 29, 2013. No member of the Compensation Committee is or has been a current or former officer or employee of SS&C Holdings or had any related person transaction involving SS&C Holdings or any of its subsidiaries. None of our executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director or member of our Compensation Committee during fiscal 2013.

Executive Officers Who Are Not Directors

Certain information regarding our executive officers, who are not also directors, is set forth below. Generally, our Board elects our officers annually, although the Board or an authorized committee of the Board may elect or appoint officers at other times.

Name	Age	Position(s)
Paul G. Igoe	51	Senior Vice President, General Counsel and Secretary
Rahul Kanwar	39	Senior Vice President and Managing Director of Alternative Assets
Patrick J. Pedonti	62	Senior Vice President and Chief Financial Officer

Paul G. Igoe joined the Company in January 2013 and has served as our Senior Vice President, General Counsel and Secretary since March 2013. From September 2009 to December 2012, Mr. Igoe was the Vice President, General Counsel and Secretary of Lydall, Inc., a manufacturer of filtration media and thermal/acoustical products. From June 2001 to September 2009, Mr. Igoe was the Associate General Counsel and Assistant Secretary of Teradyne, Inc., a manufacturer of automatic test equipment for the semiconductor industry. Prior to Teradyne, Mr. Igoe was a Junior Partner in the Boston office of Wilmer Cutler Pickering Hale and Dorr LLP (formerly Hale and Dorr LLP).

Rahul Kanwar has served as our Senior Vice President and Managing Director, Alternative Assets since January 2011 and was designated as an executive officer on March 7, 2013. Prior to that, Mr. Kanwar served as a managing director of SS&C since 2005. Prior to joining SS&C, Mr. Kanwar was employed by Eisner LLP where he was responsible for managing the Eisnerfast LLC fund administration business. Mr. Kanwar started his career in public accounting.

Patrick J. Pedonti has served as our Senior Vice President and Chief Financial Officer since August 2002. Prior to that, Mr. Pedonti served as our Vice President and Treasurer from May 1999 to August 2002. Prior to joining SS&C, from January 1997 to May 1999, Mr. Pedonti was the Vice President and Chief Financial Officer for Accent Color Sciences, Inc., a company specializing in high-speed color printing.

PROPOSAL 2

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

We are providing our stockholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. This proposal, which is commonly referred to as “say-on-pay,” is required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which added Section 14A to the Exchange Act.

Our executive compensation programs are designed to attract, retain and motivate our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for successful performance on our near-term and longer-term financial and strategic goals and for driving corporate financial performance and stability. The programs contain elements of cash and equity-based compensation and are designed to align the interests of our executives with those of our stockholders.

The “Executive and Director Compensation” section of this proxy statement beginning on page 19, including “Compensation Discussion and Analysis,” describes in detail our executive compensation programs and the decisions made by the Compensation Committee and our Board with respect to fiscal 2013.

As we describe in the Compensation Discussion and Analysis, our executive compensation program supports our business strategy and aligns the interests of our named executive officers with those of our stockholders. We believe our executive compensation program is working as evidenced by the Company’s superior performance:

—

Our total shareholder return (“TSR”)[2] for 2013 was 91.7% and our aggregate TSR for the period from January 1, 2011 to December 31, 2013 was 115.8%. For comparison purposes, the TSR for the NASDAQ Composite Total Return Index was 40.2% and 63.7% for the same periods.

—	Our total gross revenues for 2013 were $712.7 million as compared to 2012 total gross revenues of $551.8 million, an increase of 29%.

—	Our Adjusted Consolidated EBITDA (discussed on pages 22 and 23) increased by $71.4 million in 2013 from 2012, an increase of 32.4%.

—	Our market capitalization grew by $1.8 billion during 2013, an increase of 100.4%.

—	Net cash provided by operating activities was $208.3 million in 2013. This is an improvement of $73.8 million or 55% from 2012.

—	We paid down $239 million in debt in 2013.

Accordingly, our Board is asking stockholders to approve a non-binding advisory vote on the following resolution:

RESOLVED, that the compensation paid to our named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby approved.

[2]	TSR is the change in the stock price over a given period plus dividends paid, divided by the stock price at the beginning of a period, expressed as a percentage.

As an advisory vote, this proposal is not binding. The outcome of this advisory vote does not overrule any decision by us or our Board (or any committee thereof), create or imply any change to our fiduciary duties or those of our Board (or any committee thereof), or create or imply any additional fiduciary duties for us or our Board (or any committee thereof). However, our Compensation Committee and Board value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

Unless otherwise indicated on your proxy, your shares will be voted “FOR” the approval of the compensation of our named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS BY VOTING “FOR” PROPOSAL 2.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Our executive compensation program is overseen and administered by our Compensation Committee, which currently consists of Messrs. Etherington, Holt and Varsano. Our Compensation Committee operates under a written charter adopted by our Board and discharges the responsibilities of the Board relating to the compensation of our executive officers. As of December 31, 2013, our named executive officers were Messrs. Stone, Pedonti, Boulanger, Kanwar and Igoe.

Executive compensation objectives

The primary objectives of the Compensation Committee with respect to executive compensation are to:

—	attract, retain and motivate the best possible executive talent;

—	reward successful performance by the named executive officers and the Company; and

—	align the interests of the named executive officers with those of our stockholders by providing long-term equity compensation.

To achieve these objectives, our Compensation Committee seeks to compensate our executives at levels it believes are competitive with those of other companies that compete with us for executive talent in our industry and in our region. However, we have not retained a compensation consultant to review our executive compensation practices, nor have we formally benchmarked our compensation against that of other companies. Our compensation program rewards our named executive officers based on a number of factors, including the Company’s operating results, the Company’s performance against budget, individual performance, prior-period compensation and prospects for individual growth. Changes in compensation are generally incremental in nature and do not vary widely from year to year, but follow a general trend of increasing compensation as our business and profits grow. Many of the factors that affect compensation are subjective in nature and not tied to peer group analyses, surveys by compensation consultants or other statistical criteria.

Process for administering our executive compensation practices

Our Compensation Committee has overall responsibility for administering our executive officer compensation program. Our Chief Executive Officer typically presents salary, bonus and equity compensation recommendations to the Compensation Committee and the Compensation Committee, in turn, considers his recommendations and exercises ultimate approval authority. Our Chief Executive Officer’s recommendations are based on his years of experience in the financial services and software industries and his desire to motivate the executive officers and ensure their commitment to the Company. For each executive officer, including himself, our Chief Executive Officer prepares a written description for our Compensation Committee of the individual’s performance during the prior year and recommends salary and bonus amounts based upon their responsibilities and contributions to the Company’s performance. For compensation of executive officers other than our Chief Executive Officer, our Compensation Committee considers our Chief Executive Officer’s recommendations and discusses his reviews and recommendations with him as part of its deliberations. For our Chief Executive Officer’s compensation, the Compensation Committee considers his recommendations and conducts its deliberations without him present. In this as in other compensation matters, the Compensation Committee exercises its independent judgment. After due consideration, the Compensation Committee accepted the Chief Executive Officer’s recommendations for 2013 executive officer cash bonuses and 2014 executive officer base salaries.

We last provided stockholders with a “say on pay” advisory vote on our executive compensation in 2011. At our 2011 annual meeting of stockholders, stockholders expressed substantial support for the compensation of our named executive officers, with approximately 82% of the votes cast for approval of the “say on pay” advisory vote on executive compensation. In establishing 2013 executive compensation, the Compensation Committee considered the results of the 2011 advisory vote as well as the other factors described above. Given the significant support for our named executive officer compensation as expressed in the 2011 “say on pay” advisory vote, the Compensation Committee did not make any changes to our executive compensation program and policies as a result of such vote. Our stockholders will again have a “say on pay” advisory vote at the 2014 annual meeting (see Proposal 2).

Components of Our Executive Compensation

The primary elements of our executive compensation are:

—	base salary;

—	discretionary annual cash bonuses;

—	stock option awards;

—	perquisites; and

—	severance and change-of-control benefits.

We have no formal or informal policy or target for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among the different forms of non-cash compensation. Instead, our Compensation Committee (based in part on input from our Chief Executive Officer) determines subjectively what it believes to be the appropriate level and mix of the various compensation components. While we describe below the connection between each element of executive compensation and particular compensation objectives, we believe that each element promotes multiple compensation objectives.

Base Salary

Base salary is used to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our executive officers. In establishing base salaries for 2013, our Compensation Committee considered a variety of factors, including the seniority of the individual, the level of the individual’s responsibility, the ability to replace the individual, the individual’s tenure at the Company, relative pay among the executive officers and, for the executive officers who are based in the Windsor, Connecticut area, the dollar amount that would be necessary to keep the executive in that area and our Chief Executive Officer’s input. Generally, we believe that executive base salaries should grow incrementally over time and that more of the “up side” of compensation should rest with cash bonuses and long-term equity incentive compensation. In the case of Mr. Stone, his 2010 employment agreement stipulates that his base salary cannot be less than $750,000 per year.

Base salaries are reviewed at least annually by our Compensation Committee and are adjusted from time to time to realign salaries with market levels after taking into account the performance of the Company and each executive officer’s responsibilities, performance and experience. In March 2013, our Compensation Committee established the 2013 base salaries of our executive officers as follows: Mr. Stone, $875,000, Mr. Pedonti, $350,000, Mr. Boulanger, $550,000, Mr. Kanwar, $475,000, and Mr. Igoe, $260,000. In March 2014, our Compensation Committee evaluated the base salaries of executive officers and decided not to make any changes from the 2013 levels.

Discretionary Annual Cash Bonus

The payment of annual cash bonuses to executive officers and other employees is discretionary. Annual cash bonuses are generally provided to employees regardless of whether we meet, exceed or fail to meet our budgeted results, but the amount available for bonuses to all employees, including the executive officers, varies according to our financial results. Annual cash bonuses are intended to compensate for strategic, operational and financial successes of the Company as a whole, as well as individual performance and growth potential. The annual cash bonuses are not tied to the achievement of specific results or pre-established financial metrics or performance goals. No formula exists for determining the amount of bonuses for employees or executive officers.

Our Compensation Committee has overall authority for determining 2013 annual bonus amounts and considers proposals from the Chief Executive Officer for executive officer bonus allocations, including his own. The Compensation Committee made a final decision with respect to 2013 annual bonuses in March 2014. In making bonus recommendations to the Compensation Committee for the executive officers, our Chief Executive Officer, after taking into account the positive or negative impact of events outside the control of management or an individual executive, made a subjective judgment of each executive’s performance in the context of a number of considerations, including the overall economy and our financial performance, revenues and financial position going into the new fiscal year, each executive’s (including his own) work in managing the business, establishing internal controls, mentoring staff, completing and integrating acquisitions, reducing costs, responding to market conditions and maintaining our profitability. Mr. Stone’s employment agreement stipulates that his minimum annual bonus must be at least $500,000.

Mr. Stone’s bonus for 2013 was $4,000,000. The Committee’s approval of Mr. Stone’s bonus took into account our profitability, his successful recruitment of new managers, his efforts to increase our revenue from $552 million in 2012 to $713 million in 2013 and our Adjusted Consolidated EBITDA (as defined below) from $220 million in 2012 to $292 million in 2013, the growth of our market capitalization from $1.8 billion at the end of 2012 to over $3.6 billion in the first quarter of 2014, his continued search for new acquisitions, and his maintenance of high-level relationships with our key clients.

Mr. Pedonti’s bonus for 2013 was $900,000. The Committee’s approval of Mr. Pedonti’s bonus took into account his solid management skills, his expanded role in personnel and investor relations matters, his responsibility for maintaining our internal controls and his success in building a strong finance team.

Mr. Boulanger’s bonus for 2013 was $1,800,000. The Committee’s approval of Mr. Boulanger’s bonus took into account his responsibility for our day-to-day business operations across the organization, his assumption of responsibility for supervising the Company’s international operations, his contributions to our 2013 financial results, including increasing revenues from fiscal 2012 to fiscal 2013, and his attention to his overall executive management team.

Mr. Kanwar’s bonus for 2013 was $1,100,000. The Committee’s approval of Mr. Kanwar’s bonus took into account his responsibility for our fund services business, his contributions to our 2013 financial results, and his attention to his overall executive management team.

Mr. Igoe’s bonus for 2013 was $250,000. The Committee’s approval of Mr. Igoe’s bonus took into account his overall management of the legal department and responsibility for adherence to the internal budget, his instrumental role in directing the legal work for our acquisitions and his efforts in settling two legal proceedings involving SS&C and GlobeOp. In addition to his 2013 bonus, as an inducement to join the Company, Mr. Igoe was also granted a one-time signing bonus of $150,000 in connection with his commencement of employment in January 2013.

These decisions reflect the practice that our Compensation Committee does not fix a target bonus for the succeeding year; rather, as noted above, it draws on subjective factors and executive officer performance evaluations in arriving at its bonus decisions.

The pool of money available for non-executive officer employee bonuses is determined by Mr. Stone after our Adjusted Consolidated EBITDA for the preceding fiscal year is determined. In determining the pool available for employee bonuses, Mr. Stone takes into account the following material factors: Adjusted Consolidated EBITDA; growth in Adjusted Consolidated EBITDA over the preceding year; minimum Adjusted Consolidated EBITDA required to ensure debt covenant compliance; our short-term cash needs; and any improvement or deterioration in our strategic market position. After establishing the available bonus pool for non-executive officer employees, the bonus pool for executive officers is determined. Our 2013 bonus pool was increased from 2012 based on an increase in our Adjusted Consolidated EBITDA, an improvement in our strategic market position, assurance of debt covenant compliance and our ability to meet our short-term cash needs. Adjusted Consolidated EBITDA is a non-GAAP financial measure used in key financial covenants contained in our senior credit facilities, which are material facilities supporting our capital structure and providing liquidity to our business. Adjusted Consolidated EBITDA is defined as earnings before interest, taxes, depreciation and amortization (EBITDA), further adjusted to exclude stock compensation expense, unusual items and other adjustments permitted in calculating covenant compliance under the senior credit facilities, excluding acquired EBITDA. Adjusted Consolidated EBITDA does not represent net income or cash flow from operations as those terms are defined by GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. The following is a reconciliation of net income to Adjusted Consolidated EBITDA for fiscal 2013.

(in thousands)	Year ended December 31, 2013
Net income	$ 117,895
Interest expense, net	41,279
Income tax provision	27,292
Depreciation and amortization	99,780

EBITDA	286,246
Purchase accounting adjustments(1)	(52)
Capital-based taxes	182
Unusual or non-recurring gains, net(2)	(3,121)
Acquired EBITDA(3)	890
Stock-based compensation	8,386
Other(4)	235

Consolidated EBITDA	292,766
Less: acquired EBITDA	(890)

Adjusted Consolidated EBITDA	$291,876

(1)	Purchase accounting adjustments include (a) an adjustment to increase rent expense by the amount that would have been recognized if lease obligations were not adjusted to fair value at the date of acquisitions and (b) an adjustment to increase revenues by the amount that would have been recognized if deferred revenue were not adjusted to fair value at the date of acquisitions.

(2)	Unusual or non-recurring gains, net include foreign currency gains and other one-time expenses, such as expenses associated with acquisitions.

(3)	Acquired EBITDA reflects the EBITDA impact of significant businesses that were acquired during the period as if the acquisition occurred at the beginning of the period.

(4)	Other includes the non-cash portion of straight-line rent expense.

Stock Option Awards

Our Compensation Committee believes that equity-based incentive compensation is an important component of executive compensation. In 2013, our executive officers were granted only time-based stock options subject to vesting over four years from the date of grant.

Mr. Stone was granted a stock option under the Company’s 1998 stock incentive plan on April 8, 2003 (the “2003 Option”), which was scheduled to expire ten years after its date of grant. To exercise this stock option prior to its expiration, Mr. Stone would have been required to file a notification with the United States Department of Justice under the Hart-Scott-Rodino Act, or HSR. Such a filing involves substantial expense and administrative time. To avoid the necessity of an HSR filing, the

Company and Mr. Stone agreed to amend the governing stock option agreement in March 2013 to convert the underlying shares from voting shares of common stock to non-voting shares of Class A Non-Voting common stock, as detailed below.

On March 10, 2013, we entered into an amended and restated stock option agreement with Mr. Stone governing the 2003 Option. Pursuant to the amended and restated stock option agreement, the 2003 Option (which was previously an option to purchase 1,275,000 shares of our common stock at an exercise price of $1.89 per share) was amended to make it an option to purchase 1,275,000 shares of our Class A Non-Voting common stock at an exercise price of $1.89 per share. Mr. Stone exercised the option on March 26, 2013 and purchased 1,275,000 shares of our Class A Non-Voting common stock.

On January 7, 2013, we granted Mr. Igoe a stock option under our 2008 Stock Incentive Plan to purchase 75,000 shares of our common stock at an exercise price of $22.75 per share, which was equal to the closing price of our common stock as reported on The NASDAQ Global Select Market on the date of the grant.

In December 2013, we awarded our named executive officers long-term incentive compensation under our 2008 Stock Incentive Plan in the form of time-based stock options to purchase an aggregate of 405,000 shares of our common stock. Of these option grants, Mr. Stone received an option to purchase 170,000 shares of our common stock, Mr. Pedonti received an option to purchase 60,000 shares of our common stock, Mr. Boulanger received an option to purchase 85,000 shares of our common stock, Mr. Kanwar received an option to purchase 70,000 shares of our common stock, and Mr. Igoe received an option to purchase 20,000 shares of our common stock. The number of options was subjectively determined by the Compensation Committee based on an assessment of the relative contributions and efforts of each executive officer. The options have an exercise price of $42.20 per share, which was equal to the closing price of our common stock as reported on The NASDAQ Global Select Market on the date of the grant.

The options awarded in January 2013 and December 2013 vest 25% on the first anniversary of grant and 1/36th each month thereafter until fully vested on the fourth anniversary of grant, subject to acceleration of vesting in connection with a change of control event and the other terms and conditions set forth in the plan and the award agreements, including that the recipient is an employee in good standing on each respective vesting date.

Benefits and Perquisites

We offer a variety of benefit programs to all eligible employees, including our executive officers. Our executive officers generally are eligible for the same benefits on the same basis as other employees, including medical, dental and vision benefits, life insurance coverage and short- and long-term disability coverage. All eligible employees are also able to contribute to our 401(k) plan and receive matching company contributions under the plan. In addition, our executive officers are entitled to reimbursement for reasonable business travel and other expenses incurred during the performance of their duties in accordance with our expense reimbursement policy.

We limit the use of perquisites as a method of compensation and provide our executive officers with only those perquisites that we believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain talented employees for key positions.

Severance and Change-of-Control Benefits

Pursuant to his employment agreement, Mr. Stone is entitled to specified benefits in the event of the termination of his employment under certain circumstances. We provide more detailed information about Mr. Stone’s benefits along with estimates of their value under various circumstances, under the captions “Employment and Related Agreements” and “Potential Payments Upon Termination or Change of Control” below.

The time-based stock options awarded to our named executive officers under the 2006 Equity Incentive Plan vest in full immediately prior to the effective date of a liquidity event. The option agreements for option awards under the 2006 Equity Incentive Plan define a “liquidity event” as the consummation of any transaction or series of transactions pursuant to which one or more persons or group of persons (other than the Carlyle funds or their affiliates) acquires (a) capital stock of the Company possessing voting power sufficient to elect a majority of the members of our Board or the board of directors of any successor to the Company (whether such transaction is effected by merger, consolidation, recapitalization, sale or transfer of the Company’s capital stock or otherwise) or (b) the consummation of the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company to any person other than to any of the Carlyle funds or their affiliates.

The stock options awarded to our named executive officers under the 2008 Stock Incentive Plan vest in full immediately prior to the effective date of a change of control. The option agreements for option awards under the 2008 Stock Incentive Plan define a “change of control” as the consummation of any transaction or series of transactions pursuant to which one or more persons or group of persons (other than the Carlyle funds or their affiliates) acquires (a) capital stock of the Company possessing voting power sufficient to elect a majority of the members of our Board or the board of directors of any successor to the Company (whether such transaction is effected by merger, consolidation, recapitalization, sale or transfer of the Company’s capital stock or otherwise) or (b) all or substantially all of the assets of the Company and its subsidiaries.

See “Potential Payments Upon Termination or Change of Control” below for estimates of the value our named executive officers would receive in the event of a liquidity event under our 2006 Equity Incentive Plan or a change of control under our 2008 Stock Incentive Plan, as applicable.

Accounting and Tax Implications

The accounting and tax treatment of particular forms of compensation do not materially affect our compensation decisions. However, we evaluate the effect of such accounting and tax treatment on an ongoing basis and will make modifications to compensation policies where we deem it appropriate. For instance, Section 162(m) of the Internal Revenue Code generally disallows a tax deduction for compensation in excess of $1.0 million paid by a public company to its chief executive officer and to each other officer (other than the chief financial officer) whose compensation is required to be reported to our stockholders pursuant to the Exchange Act. However, certain compensation, including qualified “performance-based compensation,” will not be subject to the deduction limit if certain requirements are met. While Section 162(m) did not apply to our compensation when we were a private company, the post-initial public offering “transition relief” rules under Section 162(m) will expire upon our 2014 annual meeting. In order to be able to pay tax deductible “performance-based compensation” in excess of the Section 162(m) limit after the 2014 annual meeting, we are requesting that the shareholders approve the 2014 Stock Option Plan and the Executive Bonus Plan.

Our Compensation Committee may review the potential effect of Section 162(m) periodically and use its judgment to authorize compensation payments that may be subject to the limit when it believes such payments are appropriate and in our best interests after taking into consideration changing business conditions and the performance of our employees.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee of the Board of SS&C Technologies Holdings, Inc.

William A. Etherington

Allan M. Holt

David A. Varsano

Summary Compensation Table

The following table contains information with respect to the compensation earned by our named executive officers for the fiscal years ended December 31, 2013, 2012 and 2011.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option awards ($)(2)	All other compensation ($)(3)	Total ($)

William C. Stone Chief Executive Officer	2013	848,958	4,000,000	1,722,061	5,032	6,576,051
	2012	750,000	3,100,000	1,097,760	5,032	4,952,792
	2011	750,000	2,500,000	2,280,159	4,032	5,534,191
Patrick J. Pedonti Chief Financial Officer	2013	331,250	900,000	607,786	5,584	1,844,620
	2012	260,000	750,000	411,660	5,584	1,427,244
	2011	260,000	550,000	845,263	4,584	1,659,847
Normand A. Boulanger Chief Operating Officer	2013	529,167	1,800,000	861,030	4,552	3,194,749
	2012	450,000	1,500,000	548,880	4,552	2,503,432
	2011	450,000	1,250,000	1,631,759	3,360	3,335,119
Rahul Kanwar(4) Sr. Vice President	2013	464,583	1,100,000	709,084	4,216	2,277,883

Paul G. Igoe(5)	2013	256,167	400,000	621,796	4,552	1,282,515
General Counsel

(1)	Amounts reflected for the year 2013 reflect bonuses earned in 2013 and paid in 2014 except for Mr. Igoe, whose 2013 bonus amount also includes a $150,000 sign-on bonus that was paid in connection with his joining the Company in January 2013. Amounts reflected for the year 2012 reflect bonuses earned in 2012 and paid in 2013. Amounts reflected for the year 2011 reflect bonuses earned in 2011 and paid in 2012.

(2)	The amounts in this column reflect the aggregate accounting grant date fair value of awards to our named executive officers, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. The assumptions used by us in the valuation of the equity awards are set forth in Note 11 of the notes to our audited consolidated financial statements for the year ended December 31, 2013 included in our Annual Report on Form 10-K filed with the SEC on February 27, 2014. Mr. Igoe’s 2013 stock option awards include an initial hire stock option grant for 75,000 shares (having a value for purposes of the above table of $419,201) made in connection with his joining the Company in January 2013.

(3)	The amounts in this column reflect, for each named executive officer, the sum of (1) our contributions of $4,000 in each of 2013 and 2012 and $3,000 in 2011 to the SS&C 401(k) savings plan and (2) our payments of life insurance premiums.

(4)	Mr. Kanwar was elected as an executive officer on March 7, 2013.

(5)	Mr. Igoe joined the Company in January 2013 and was elected as an executive officer on March 7, 2013.

Employment and Related Agreements

Effective as of November 23, 2005, we entered into an employment agreement with Mr. Stone. We amended and restated Mr. Stone’s employment agreement in March 2010. The terms of the agreement include the following:

—	The employment of Mr. Stone as the Chief Executive Officer of SS&C Holdings and SS&C;

—	An initial term through March 11, 2013 with automatic one-year renewals until terminated either by Mr. Stone or us;

—	An annual base salary of at least $750,000;

—

An opportunity to receive an annual bonus in an amount to be established by our Board based on Mr. Stone’s and the Company’s performance, as determined by our Compensation Committee. If Mr. Stone is employed at the end of any calendar year, his annual bonus will not be less than $500,000 for that year;

—	A grant of 153,846 shares of our restricted Class A Non-Voting common stock that vested over a period of three years from March 25, 2010 and are now fully vested;

—

Certain severance payments and benefits. If we terminate Mr. Stone’s employment without cause, if Mr. Stone resigns for good reason (including, under certain circumstances, following a change of control as defined in the employment agreement) prior to the end of the term of the employment agreement, or if Mr. Stone receives a notice of non-renewal of the employment term by us, Mr. Stone will be entitled to receive (1) an amount equal to 200% of his base salary and 200% of his minimum annual bonus, (2) vesting acceleration with respect to 50% of his then unvested options, and (3) three years of coverage under SS&C’s medical, dental and vision benefit plans. In the event of Mr. Stone’s death or a termination of Mr. Stone’s employment due to any disability that renders Mr. Stone unable to perform his duties under the agreement for six consecutive months, Mr. Stone or his representative or heirs, as applicable, will be entitled to receive (1) disability or death benefits (as applicable) in accordance with SS&C’s provided insurance programs and arrangements in which Mr. Stone was participating immediately prior to such termination, (2) vesting acceleration with respect to 50% of his then unvested options, and (3) a pro-rated amount of his most recent annual bonus. In the event payments to Mr. Stone under his employment agreement cause Mr. Stone to incur a 20% excise tax under Section 4999 of the Internal Revenue Code, Mr. Stone will be entitled to an additional payment sufficient to cover such excise tax and any taxes associated with such payments; and

—

Certain restrictive covenants, including non-competition and non-solicitation covenants pursuant to which Mr. Stone will be prohibited from competing with us or our affiliates and from soliciting our employees or customers during the period beginning on the effective date of the March 2010 amendment and restatement of his employment agreement and ending on the date that is two years following Mr. Stone’s termination of employment.

“Cause” means (a) Mr. Stone’s willful and continuing failure (except where due to physical or mental incapacity) to substantially perform his duties; (b) Mr. Stone’s conviction of, or plea of guilty or nolo contendere to, a felony; (c) the commission by Mr. Stone of an act of fraud or embezzlement against us or any of our subsidiaries as determined in good faith by a two-thirds majority of the Board; or (d) Mr. Stone’s breach of any material provision of his employment agreement.

“Good reason” means the occurrence of any of the following events without Mr. Stone’s written consent: (a) an adverse change in Mr. Stone’s employment title; (b) a material diminution in Mr. Stone’s employment duties, responsibilities or authority, or the assignment to Mr. Stone of duties that are materially inconsistent with his position; (c) any reduction in Mr. Stone’s base salary or minimum annual bonus; (d) a relocation of our principal executive offices to a location more than 35 miles from its current location which has the effect of increasing Mr. Stone’s commute; or (e) any breach by us of any material provision of Mr. Stone’s employment agreement or the Stockholders Agreement.

Under Mr. Stone’s employment agreement, a “change of control” means:

(a) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either:

—	the then-outstanding shares of our common stock or the common stock of SS&C, or

—

the combined voting power of our then-outstanding voting securities or the then-outstanding voting securities of SS&C entitled to vote generally in the election of directors (in each case, other than any acquisition by us, Carlyle Partners IV, L.P. (an investment fund affiliated with Carlyle), Mr. Stone, any employee or group of employees of ours, or affiliates of any of the foregoing, or by any employee benefit plan (or related trust) sponsored or maintained by us or any of our affiliates); or

(b) individuals who, as of the effective date of Mr. Stone’s employment agreement, constituted our Board and any individuals subsequently elected to our Board pursuant to the Stockholders Agreement cease for any reason to constitute at least a majority of our Board, other than:

—

individuals whose election, or nomination for election by our stockholders, was approved by at least a majority of the directors comprising the Board on the effective date of Mr. Stone’s employment agreement and any individuals subsequently elected to our Board of Directors pursuant to the Stockholders Agreement; or

—	individuals nominated or designated for election by Carlyle Partners IV, L.P.

Other than Mr. Stone, none of our executive officers is party to an employment agreement.

2013 Grants of Plan-Based Awards

The following table sets forth information regarding grants of compensation in the form of plan-based awards made during 2013 to our named executive officers.

Name	Grant date(1)	All other option awards: number of securities underlying options (#)		Exercise price of option awards ($/share)	Grant date fair value of stock and option awards ($)

William C. Stone	12/20/2013	170,000	(2)	42.20	1,722,061(4)
Patrick J. Pedonti	12/20/2013	60,000	(2)	42.20	607,786(4)
Normand A. Boulanger	12/20/2013	85,000	(2)	42.20	861,030(4)
Rahul Kanwar	12/20/2013	70,000	(2)	42.20	709,084(4)
Paul G. Igoe	1/7/2013	75,000	(3)	22.75	419,201(4)
	12/20/2013	20,000	(2)	42.20	202,595(4)

(1)	Awarded under our 2008 Stock Incentive Plan.

(2)	This option is a time-based option that vests as to 25% of the number of shares underlying the option on December 20, 2014 and vests as to 1/36 of the number of shares underlying the option each month thereafter until fully vested on December 20, 2017, subject to acceleration of vesting in connection with a change of control.

(3)	This option is a time-based option that vests as to 25% of the number of shares underlying the option on January 7, 2014 and vests as to 1/36 of the number of shares underlying the option each month thereafter until fully vested on January 7, 2017, subject to acceleration of vesting in connection with a change of control.

(4)	Amount reflects the aggregate accounting grant date fair value of awards to our named executive officers, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. The assumptions used by us in the valuation of the equity awards are set forth in Note 11 of the notes to our audited consolidated financial statements for the year ended December 31, 2013 included in our Annual Report on Form 10-K filed with the SEC on February 27, 2014.

2013 Option Exercises and Stock Vested

The following table sets forth information concerning stock options that were exercised by our named executive officers in 2013 and the value realized upon vesting of shares of restricted stock.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise($)(1)	Number of shares acquired on vesting (#)	Value realized on vesting ($)(2)

William C. Stone	1,275,000	34,845,750	12,821	356,296
Patrick J. Pedonti	175,000	4,239,521	n/a	n/a
Normand A. Boulanger	250,000	6,747,382	n/a	n/a
Rahul Kanwar	110,000	2,548,949	n/a	n/a
Paul G. Igoe	n/a	n/a	n/a	n/a

(1)	The dollar value realized on exercise represents the difference between the selling price and the respective per-share exercise price of the options.

(2)	The dollar value realized on vesting is based on the closing price of our common stock as reported on The NASDAQ Global Select Market on the date of vesting.

Outstanding Equity Awards at 2013 Fiscal Year-End

The following equity awards granted to our named executive officers were outstanding as of December 31, 2013.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price($)	Option Expiration Date

William C. Stone	603,439		—		8.77	8/9/2016
	603,439		—		8.77	8/9/2016
	301,719		—		8.77	8/9/2016
	122,186	(1)	5,314	(1)	14.53	2/4/2020
	75,833	(3)	64,167	(3)	13.48	10/3/2021
	50,000	(5)	150,000	(5)	22.44	12/27/2022
	—		170,000	(6)	42.20	12/20/2023

Patrick J. Pedonti	5,032		—		8.77	8/9/2016
	226,290		—		8.77	8/9/2016
	113,145		—		8.77	8/9/2016
	61,093	(1)	2,657	(1)	14.53	2/4/2020
	27,083	(3)	22,917	(3)	13.48	10/3/2021
	18,750	(5)	56,250	(5)	22.44	12/27/2022
	—		60,000	(6)	42.20	12/20/2023
Normand A. Boulanger	452,581		—		8.77	8/9/2016
	289,962		—		8.77	8/9/2016
	144,981		—		8.77	8/9/2016
	81,457	(1)	3,543	(1)	14.53	2/4/2020
	46,041	(3)	38,959	(3)	13.48	10/3/2021
	25,000	(5)	75,000	(5)	22.44	12/27/2022
	—		85,000	(6)	42.20	12/20/2023

Rahul Kanwar	58,000		—		8.77	8/9/2016
	1,480		—		8.77	8/9/2016
	740		—		8.77	8/9/2016
	39,843	(2)	2,657	(2)	14.53	3/23/2020
	36,562	(3)	30,938	(3)	13.48	10/3/2021
	13,333	(4)	26,667	(4)	22.19	8/30/2022
	15,000	(5)	45,000	(5)	22.44	12/27/2022
	—		70,000	(6)	42.20	12/20/2023
Paul G. Igoe	—		75,000	(7)	22.75	1/7/2023
	—		20,000	(6)	42.20	12/20/2023

(1)	This option is a time-based option granted under our 2006 Equity Incentive Plan that vested as to 25% of the number of shares underlying the option on February 4, 2011 and vests as to 1/36 of the number of shares underlying the option each month thereafter until fully vested on February 4, 2014, subject to acceleration of vesting in connection with a liquidity event.

(2)	This option is a time-based option granted under our 2008 Equity Incentive Plan that vested as to 25% of the number of shares underlying the option on March 23, 2011 and vests as to 1/36 of the number of shares underlying the option each month thereafter until fully vested on March 23, 2014, subject to acceleration of vesting in connection with a change of control.

(3)	This option is a time-based option granted under our 2006 Equity Incentive Plan that vested as to 25% of the number of shares underlying the option on October 3, 2012 and vests as to 1/36 of the number of shares underlying the option each month thereafter until fully vested on October 3, 2015, subject to acceleration of vesting in connection with a liquidity event.

(4)	This option is a time-based option granted under our 2008 Equity Incentive Plan that vested as to 25% of the number of shares underlying the option on August 30, 2013 and vests as to 1/36 of the number of shares underlying the option each month thereafter until fully vested on August 30, 2016, subject to acceleration of vesting in connection with a change of control.

(5)	This option is a time-based option granted under our 2008 Stock Incentive Plan that vested as to 25% of the number of shares underlying the option on December 27, 2013 and vests as to 1/36 of the number of shares underlying the option each month thereafter until fully vested on December 27, 2016, subject to acceleration of vesting in connection with a change of control.

(6)	This option is a time-based option granted under our 2008 Equity Incentive Plan that vests as to 25% of the number of shares underlying the option on December 20, 2014 and vests as to 1/36 of the number of shares underlying the option each month thereafter until fully vested on December 20, 2017, subject to acceleration of vesting in connection with a change of control.

(7)	This option is a time-based option granted under our 2008 Equity Incentive Plan that vests as to 25% of the number of shares underlying the option on January 7, 2014 and vests as to 1/36 of the number of shares underlying the option each month thereafter until fully vested on January 7, 2017, subject to acceleration of vesting in connection with a change of control.

Equity Compensation Plan Information

The following table sets forth, as of December 31, 2013, the number of securities outstanding under our equity compensation plans, the weighted-average exercise price of such securities and the number of securities available for grant under these plans.

Plan category	Number of securities to be issued upon exercise of outstanding options(1) (#)	Weighted-average exercise price of outstanding options ($)	Number of securities remaining available for future issuance under equity compensation plans(1)(2) (#)
Equity compensation plans approved by security holders(3)	11,515,642	$18.70	1,736,459	(4)

Equity compensation plans not approved by security holders	—	—	—

Total	11,515,642	$18.70	1,736,459

(1)	Number of shares is subject to adjustment for changes in capitalization such as stock splits, stock dividends and similar events.

(2)	Shares available for future issuance may be issued in the form of stock options, restricted stock, unrestricted stock, restricted stock units, stock appreciation rights or other stock-based awards. Our 2008 Stock Incentive Plan contains an evergreen provision providing for an automatic annual increase in the number of securities available for future issuance on the first day of each of our fiscal years during the term of the 2008 Stock Incentive Plan equal to the lesser of (i) 1,416,661 shares of common stock, (ii) 2% of the outstanding shares on such date or (iii) an amount determined by our Board.

(3)	Consists of the 1999 Non-Officer Employee Stock Incentive Plan, 2006 Equity Incentive Plan and 2008 Stock Incentive Plan.

(4)	Consists of 649,301 shares available for issuance under the 2006 Equity Incentive Plan and 1,087,158 shares available for issuance under the 2008 Stock Incentive Plan.

Potential Payments Upon Termination or Change of Control

William C. Stone

Effective as of March 11, 2010, we entered into an amended and restated employment agreement with Mr. Stone. The agreement is described under the caption “Employment and Related Agreements” above.

The table below reflects the amount of compensation payable to Mr. Stone in the event of termination of his employment or a liquidity event (as defined in our 2006 Equity Incentive Plan) and change of control (as defined in our 2008 Stock Incentive Plan). The amounts shown assume that such termination was effective as of December 31, 2013, and thus include amounts earned through such time and are estimates of the amounts that would be paid out to him upon his termination. The actual amounts to be paid out, if any, can only be determined at the time of his termination.

Payments to William C. Stone upon termination or liquidity event/ change of control	Termination without cause, for good reason or upon notice of non- renewal		For cause or without good reason(1)	Liquidity event and change of control(2)		Disability		Death

Base salary	1,750,000	(3)	—	—		—		—
Annual bonus	1,000,000	(4)	—	—		4,000,000	(5)	4,000,000	(5)
Stock options	2,878,123	(6)	—	5,756,248	(7)	2,878,123	(6)	2,878,123	(6)
Health and welfare benefits	3,374	(8)	—	—		—		—
Tax gross up payment	4,482,826	(9)	—	—		—		—
Disability benefits	—		—	—		—		—
Life insurance proceeds	—		—	—		—

Total	10,114,323		—	5,756,248		6,878,123		6,878,123

(1)	In the event that Mr. Stone’s employment is terminated for cause or without good reason, he will be entitled to unpaid base salary through the date of the termination, payment of any annual bonus earned with respect to a completed fiscal year of SS&C that is unpaid as of the date of termination and any benefits due to him under any employee benefit plan, policy, program, arrangement or agreement.

(2)	Liquidity event is defined in Mr. Stone’s option agreements governing options granted under our 2006 Equity Incentive Plan. Time-based stock options granted under our 2006 Equity Incentive Plan will become fully vested and exercisable immediately prior to the effective date of a liquidity event. Change of control is defined in Mr. Stone’s option agreements governing options granted under our 2008 Stock Incentive Plan. Stock options granted under our 2008 Stock Incentive Plan will become fully vested and exercisable immediately prior to the effective date of a change of control.

(3)	Consists of 200% of 2013 base salary payable promptly upon termination.

(4)	Consists of 200% of $500,000, the minimum annual bonus specified for Mr. Stone in his employment agreement.

(5)	Consists of a cash payment equal to the amount of Mr. Stone’s annual bonus for 2013, payable within 60 business days of termination.

(6)	Vesting acceleration with respect to unvested options to purchase an aggregate of 194,740 shares of our common stock, which is equal to 50% of all unvested options held by Mr. Stone on December 31, 2013, calculated based on the difference between the respective exercise price of the options and $44.26 (the closing price of our common stock on The NASDAQ Global Select Market on December 31, 2013).

(7)	Vesting acceleration with respect to unvested options to purchase an aggregate of 389,481 shares of our common stock, which is equal to 100% of all unvested options held by Mr. Stone on December 31, 2013, calculated based on the difference between the respective exercise price of the options and $44.26 (the closing price of our common stock on The NASDAQ Global Select Market on December 31, 2013).

(8)	Represents three years of coverage under SS&C’s dental benefit plan.

(9)	In the event that the severance and other benefits provided for in Mr. Stone’s employment agreement or otherwise payable to him in connection with a change in control constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and will be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then Mr. Stone will receive (a) a payment from us sufficient to pay such excise tax, and (b) an additional payment from us sufficient to pay the excise tax and U.S. federal and state income taxes arising from the payments made by us to Mr. Stone pursuant to this sentence.

In accordance with Mr. Stone’s employment agreement, none of the severance payments described above will be paid during the six-month period following his termination of employment unless we determine, in our good faith judgment, that paying such amounts at the time or times indicated above would not cause him to incur an additional tax under Section 409A of the Internal Revenue Code (in which case such amounts will be paid at the time or times indicated above). If the payment of any amounts are delayed as a result of the previous sentence, on the first day following the end of the six-month period, we will pay Mr. Stone a lump-sum amount equal to the cumulative amounts that would have otherwise been previously paid to him under his employment agreement. Thereafter, payments will resume in accordance with the above table.

Other named executive officers

Other than Mr. Stone, none of our executive officers has any arrangement that provides for severance payments. Time-based stock options granted under our 2006 Equity Incentive Plan will become fully vested and exercisable immediately prior to the effective date of a liquidity event. Stock options granted under our 2008 Stock Incentive Plan will become fully vested and exercisable immediately prior to the effective date of a change of control.

As of December 31, 2013, Messrs. Boulanger, Kanwar, Pedonti and Igoe held the following unvested stock options that would have become fully vested upon a liquidity event or change of control, as applicable.

Name	Number of shares underlying unvested options (#)	Value of unvested options ($)(1)

Patrick J. Pedonti	141,824	2,135,353
Normand A. Boulanger	202,502	3,116,091
Rahul Kanwar	175,262	2,745,905
Paul G. Igoe	95,000	1,654,450

(1)	The value of unvested options was calculated by multiplying the number of shares underlying unvested options by $44.26 (the closing price of our common stock as reported on The NASDAQ Global Select Market on December 31, 2013) and then deducting the aggregate exercise price for these options.

2013 Director Compensation

Outside directors not employed by the Company and not affiliated with Carlyle (formerly a major stockholder of the Company) receive compensation for serving as directors. Messrs. Daniels, Etherington, Michael and Varsano each receive an annual retainer fee of $25,000, which is paid in advance on or about the date of the annual stockholders meeting (in 2013, Mr. Daniels’ retainer was pro-rated to the date he was first elected as a director, October 2, 2013) and a Board meeting attendance fee of $2,500 per meeting (if attended in person). In October 2013, our Compensation Committee approved the payment of a $1,500 per-meeting attendance fee for members of the Audit Committee (payable for in-person and telephonic attendance). All of our directors are reimbursed for reasonable out-of-pocket expenses associated with their service on the Board. The following table contains information with respect to Mr. Daniels’, Mr. Etherington’s, Mr. Michael’s and Mr. Varsano’s compensation for fiscal 2013 for serving as a director and options awarded during 2013.

Name	Fees earned or paid in Cash ($)		Option award(4) ($)	Total ($)

Michael E. Daniels	19,167	(1)	208,445	227,612
William A. Etherington	35,000	(2)	22,120	57,120
Jonathan E. Michael	27,500	(3)	22,120	49,620
David A. Varsano	35,000	(2)	22,120	57,120

(1)	Includes a pro-rated retainer of $16,667 and $2,500 for attending a Board meeting in person.

(2)	Includes an annual retainer of $25,000 and $10,000 for attending Board meetings in person.

(3)	Includes an annual retainer of $25,000 and $2,500 for attending a Board meeting in person.

(4)	These directors were each granted an option to purchase 3,000 shares of our common stock on May 29, 2013 at an exercise price of $31.67 per share, except for Mr. Daniels, who was first elected as a director on October 2, 2013 and was granted an option to purchase 21,250 shares of our common stock on November 5, 2013 at an exercise price of $41.42 per share. All of these director stock option grants are 100% vested and exercisable on the date of grant, and expire on May 29, 2023, except for Mr. Daniels’, which expires on November 5, 2023. The amount in this column reflects the aggregate grant date fair value of the option, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. The assumptions used by us in the valuation of the option are set forth in Note 10 of the notes to our audited consolidated financial statements for the year ended December 31, 2013 included in our Annual Report on Form 10-K, filed with the SEC on February 27, 2014.

PROPOSAL 3

APPROVAL OF SS&C TECHNOLOGIES HOLDINGS, INC. 2014 STOCK OPTION PLAN

Overview

On February 27, 2014, our Board of Directors approved the adoption of the SS&C Technologies Holdings, Inc. 2014 Stock Option Plan (the “2014 Stock Plan”), subject to approval by our stockholders at the 2014 annual meeting.

As of the record date, approximately 3,172,322 shares in the aggregate remain available for issuance under the 2008 Stock Incentive Plan and 2006 Equity Incentive Plan, which, based on our share usage (or “burn rate”) as discussed below, we estimate to be insufficient to sustain our current grant practices after 2015. Therefore, if stockholders do not approve the 2014 Stock Plan, our future ability to issue equity-based awards other than cash-settled awards will be limited, which could have significant negative consequences, and could, among other things, result in non-deductible equity compensation expense. As discussed at page 25 in our Compensation Discussion and Analysis, Section 162(m) of the Code limits the deductibility of compensation in excess of $1 million paid by a publicly traded corporation to certain “covered employees” unless the compensation is “performance based,” which includes stock options and stock appreciation rights (“SARs”) granted under a shareholder-approved plan. We were not subject to Section 162(m) as a private company, and the post-initial public offering “transition relief” period under Section 162(m) will expire upon our 2014 annual meeting. If stockholders do not approve the 2014 Stock Plan, we will not be able to benefit from a tax deduction for certain stock options and SARs granted after the annual meeting to covered employees.

Burn Rate

Burn rate is generally calculated as (a) all stock options and non-performance share awards granted in a fiscal year divided by (b) the number of basic weighted-average common shares outstanding at the end of that fiscal year. As shown in the following table, the Company’s three-year average annual burn rate for 2011 through 2013 is 2.9%, which is below the Institutional Shareholder Services burn rate threshold of 7.3% applied to our industry.

The following table sets forth information regarding awards granted and earned, the burn rate for each of the last three fiscal years and the average burn rate over the last three years.

Burn Rate Summary
(in thousands)	FY 2011	FY 2012	FY 2013	3-Year Average

Stock options granted	1,781	2,940	2,024	2,248
Restricted stock awarded	—	—	25	8
Basic weighted average common shares outstanding at fiscal year end	76,482	78,321	81,195	78,666
Burn Rate	2.3%	3.8%	2.5%	2.9%

Our Board believes that the 3,000,000 shares available for grant under the 2014 Stock Plan, combined with shares already available under the 2008 Stock Incentive Plan and the 2006 Equity Incentive Plan, will provide sufficient shares for equity-based compensation needs of the Company for approximately 5 years following the effective date of the 2014 Stock Plan, taking into account our historical grant practices, normal growth and potential acquisitions.

Our Compensation Committee recognizes that, as commonly calculated, the total potential dilution or “overhang” from the adoption of the 2014 Stock Plan would be 20.9%. The overhang is calculated as follows, in each case as of the record date: (x) the sum of (a) 3,000,000 shares available under the 2014 Stock Plan, (b) 11,172,920 shares underlying previously granted outstanding awards and (c) 3,172,322 shares remaining available under the 2008 Stock Incentive Plan and 2006 Equity Incentive Plan, divided by (y) 82,973,273 shares outstanding. The Company also takes into account the relevant accounting and tax impact of all potential forms of equity awards in designing our grants. We believe that the benefits to our stockholders resulting from equity award grants to our senior employees, including interest alignment and mitigation of incentives to take inappropriate business risks, outweigh the potential dilutive effect of grants under the 2014 Stock Plan. The Compensation Committee believes that paying a significant portion of annual variable compensation in the form of equity awards that vest over multiple years is an effective method of aligning the interests of employees with those of our stockholders, encouraging ownership in the Company and retaining, attracting and rewarding talented employees. See Note 11 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for additional information regarding our outstanding equity-based awards.

Summary Description of the 2014 Stock Plan

The following summary of the material terms of the 2014 Stock Plan is qualified in its entirety by reference to the complete text of the 2014 Stock Plan attached as Appendix A to this proxy statement.

Types of Awards

The 2014 Stock Plan provides for the grant of incentive stock options (“ISOs”) intended to qualify under Section 422 of the Code, nonqualified stock options and SARs (collectively, “Awards”).

Number of Shares Available for Awards

Up to 3,000,000 shares of common stock may be issued for Awards, subject to adjustment in the event of stock splits and similar events. The Company may also continue to make grants under the 2008 Stock Incentive Plan and the 2006 Equity Incentive Plan pursuant to the terms of such plans. Up to 3,000,000 shares of common stock may be issued as ISOs under the 2014 Stock Plan. If any Award expires, terminates or is otherwise surrendered, cancelled, or forfeited, the unused shares of common stock covered by such Award will again be available for grant, subject, however, in the case of ISOs, to any limitations under the Code. Shares of common stock delivered to the Company by a participant in payment of an Award’s exercise or reference price, or to satisfy tax withholding obligations (including shares retained from the Award creating the tax obligation) will not be added back to the number of shares available for grant.

Incentive Stock Options and Nonqualified Stock Options. An option is the right to purchase a specified number of shares of common stock at a specified exercise price, subject to other terms and conditions as are specified in connection with the option grant. Options may not be granted at an exercise price which is less than the fair market value of the common stock on the grant date (or, if the Board approves the grant of an option with an effective date that is a specified future date, the fair market value of the common stock on such future effective date). Options may not be repriced without stockholder approval, may not be granted with dividend equivalents and may not contain any automatic grant or “reload” features. Options may not be granted for a term in excess of ten years. The exercise price of options may be paid by: (i) payment by cash, check or in connection with a “cashless exercise” through a broker, (ii) delivery to the Company of shares of common stock, (iii) delivery to the Company of a notice of “net exercise,” (iv) other lawful consideration as determined by the Board, or (v) any combination of these forms of payment.

Stock Appreciation Rights. A SAR entitles the holder, upon exercise, to receive an amount of common stock, cash or a combination thereof (as determined by the Board) determined in whole or in part by reference to appreciation, from and after the grant date, in the fair market value of a share of common stock over the reference price established by the Board and specified in the applicable Award Agreement. Each SAR shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable Award Agreement, and is subject to the same minimum reference price, duration, repricing and “no reload” provisions as described above for options.

Minimum Vesting Requirements

Awards granted to participants that (1) vest solely based on the passage of time shall not vest in full over less than three years from the grant date (and may vest in monthly, quarterly or pro rata installments) and (2) do not vest solely based on the passage of time shall not vest prior to the first anniversary of the grant date, provided that such minimum vesting shall not apply to Awards granted (1) in lieu of salary, bonus or other compensation otherwise earned by or payable to the participant or (2) as a material inducement to a person or persons being hired by the Company or any Company affiliate.

Transferability of Awards

Except as the Board may otherwise permit with respect to certain transfers in accordance with limitations specified in the 2014 Stock Plan, Awards may not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or other limited circumstances.

Eligibility to Receive Awards

Employees, officers and consultants and advisors of the Company, its parent and subsidiary corporations and other business ventures in which the Company has a controlling interest are eligible to be granted Awards. However, in accordance with present law, ISOs may only be granted to employees of the Company. Non-employee directors of the Company are not eligible to receive Awards. The maximum number of shares with respect to which Awards may be granted to any participant is 500,000 shares per calendar year.

Administration

The 2014 Stock Plan will be administered by the Compensation Committee of the Board pursuant to authority delegated to it by the Board and as set forth in the Compensation Committee Charter. Pursuant to this delegation, the Compensation Committee has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the 2014 Stock Plan and to construe and interpret the provisions of the 2014 Stock Plan and any Award Agreements entered into under the 2014 Stock Plan.

Subject to any applicable limitations, the Compensation Committee selects the recipients of Awards and determines (i) the number of shares of common stock covered by Awards and the dates upon which such Awards become exercisable, (ii) the exercise or reference price of Awards, and (iii) the duration of Awards.

Except as may otherwise be provided in an Award Agreement, if a participant terminates employment with the Company or a Company affiliate for any reason, any Award that is then (i) not vested shall terminate and be forfeited on such employment termination date, and (ii) vested shall remain exercisable for 90 days after the termination date (or if earlier, the expiration date set forth in the Award Agreement).

Subject to the terms of the 2014 Stock Plan (including those described above under the heading “Minimum Vesting Requirements”), the Compensation Committee may at any time provide that any Award will become immediately exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be.

Changes in Capitalization, Corporate Events and Change in Control Events

The Company is required to make appropriate adjustments in connection with the 2014 Stock Plan and any outstanding Awards, as determined by the Compensation Committee, to reflect stock splits, stock dividends, recapitalizations, combinations of shares, reclassifications of shares, spin-offs and other similar changes in capitalization or any dividends or distributions to holders of common stock other than an ordinary cash dividend. The Company may provide, in an Award Agreement or otherwise, for accelerated vesting or exercisability of an Award in connection with a sale or change of control of the Company.

The 2014 Stock Plan also contains provisions addressing the consequences of a Corporate Event, which is defined, in summary, as any reorganization, merger, consolidation, liquidation, dissolution or sale, transfer, exchange or other disposition of all or substantially all of the capital stock or assets of the Company, exchange of common stock or other securities of the Company, issuance of warrants or other rights to purchase common stock or other securities of the Company, the acquisition or disposition of any material assets or business or other similar corporate transaction or event (other than certain changes in capitalization). In connection with a Corporate Event, the Compensation Committee will take one or more of the following actions as to outstanding Awards: (i) provide that such Awards shall be continued, assumed, or substantially equivalent awards (as determined by the Compensation Committee in its sole discretion) shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to a participant, provide that outstanding Awards shall become fully vested and exercisable within a specified period prior to such Corporate Event (contingent on the occurrence of the Corporate Event), and that any unexercised awards shall terminate upon such Corporate Event, (iii) provide that outstanding Awards shall become fully vested and exercisable upon such Corporate Event (contingent on the occurrence of the Corporate Event), (iv) settle such Awards for an amount (as determined in the sole discretion of the Compensation Committee ) of cash or securities equal to the in-the-money spread value (if any) of such Awards, in exchange for the termination of such Award, (v) provide that, in connection with a dissolution or complete liquidation of the Company, Awards shall convert into the right to receive liquidation proceeds (net of the exercise or reference price thereof and any applicable tax withholdings) or (vi) any combination of the foregoing.

In the event of a Corporate Event where Awards are settled for an amount (as determined in the sole discretion of the Compensation Committee) of cash or securities, any Award for which the exercise or reference price is equal to or exceeds the per share value of the consideration to be paid in the Corporate Event will be terminated without payment therefor. The Compensation Committee shall not be obligated to treat all Awards, all portions of any individual Award, all Awards held by a participant, or all Awards of the same type, identically.

Authorization of Sub-Plans (Including for Grants to Non-U.S. Employees)

The Compensation Committee may establish one or more sub-plans under the 2014 Stock Plan to satisfy applicable securities, tax or other laws of various jurisdictions, by adopting supplements to the 2014 Stock Plan containing any limitations on the Compensation Committee’s discretion and any additional terms and conditions not inconsistent with the 2014 Stock Plan as the Compensation Committee deems necessary or desirable. Any supplement adopted by the Compensation Committee will be deemed to be part of the 2014 Stock Plan but will only apply to participants within the affected jurisdiction.

Amendment or Termination

No Award may be made after ten years after the date it is approved by the Company’s stockholders, but Awards previously granted may extend beyond that date. The Compensation Committee may at any time amend, suspend or terminate the 2014 Stock Plan; however, no amendment requiring stockholder approval under applicable legal, regulatory or listing requirements will become effective until such stockholder approval is obtained. No Award will be made that is conditioned upon stockholder approval of any amendment to the 2014 Stock Plan unless the Award provides that (i) it will terminate or be forfeited if stockholder approval of such amendment is not obtained within no more than 12 months from the grant date and (ii) it may not be exercised or settled (or otherwise result in the issuance of common stock) prior to such stockholder approval.

Subject to any applicable limitations contained in the 2014 Stock Plan (including minimum vesting and stockholder approval requirements), the Compensation Committee may amend, modify or terminate any outstanding Award. A participant’s consent to such amendment will be required unless the Compensation Committee determines that the amendment does not materially and adversely affect the participant’s rights under the 2014 Stock Plan or that the change is permitted under the 2014 Stock Plan in connection with a change in capitalization or Corporate Event.

Unless approved by the Company’s stockholders or permitted in connection with a change in capitalization or Corporate Event, the Company may not (i) amend any outstanding Award to provide an exercise or reference price per share that is lower than the then-current exercise or reference price per share of such outstanding Award, (ii) cancel any outstanding Award (whether or not granted under the 2014 Stock Plan) and grant in substitution new Awards covering the same or a different number of shares of common stock and having an exercise or reference price per share lower than the then-current exercise or reference price per share of the cancelled Award, (iii) cancel in exchange for a cash payment any outstanding Award with an exercise or reference price per share above the then-current fair market value of the common stock, or (iv) take any other action that constitutes a “repricing” within the meaning of NASDAQ rules.

If stockholders do not approve the adoption of the 2014 Stock Plan, the 2014 Stock Plan will not go into effect, and the Company will not grant any Awards under the 2014 Stock Plan. In such event,

the Compensation Committee will consider whether to adopt alternative arrangements based on its assessment of the needs of the Company.

New Plan Benefits

Grants of Awards under the 2014 Stock Plan, if any, will be subject to the Compensation Committee’s discretion. Therefore, we cannot determine the number or type of Awards that will be granted to any participant under the 2014 Stock Plan for 2014 or any other year and no information is provided concerning the benefits to be delivered under the 2014 Stock Plan to any individual or group of individuals.

Federal Income Tax Consequences

The following is a summary of the United States federal income tax consequences that generally arise with respect to Awards, based on the federal tax laws in effect as of the date of this proxy statement. This summary is not intended to constitute (and is not) tax advice, and assumes that all Awards are exempt from, or comply with, the rules under Section 409A of the Code regarding nonqualified deferred compensation. Changes to tax laws could alter the consequences described below, and participants are urged to consult their tax advisors regarding their specific circumstances.

Incentive Stock Options

A participant will not have income upon an ISO’s grant. Also, except as described below, a participant will not have income upon an ISO’s exercise if the participant has been employed by the Company or its corporate parent or 50% or more-owned corporate subsidiary at all times beginning with the option grant date and ending three months before the exercise. If the participant has not been so employed during that time, then the participant will be taxed as described below under “Nonqualified Stock Options.” An ISO’s exercise may subject the participant to the alternative minimum tax.

A participant will have income upon the sale of the stock acquired under an ISO at a profit (if sales proceeds exceed the exercise price). The type of income will depend on when the participant sells the stock. If a participant sells the stock more than two years after the option’s grant and more than one year after its exercise, then all of the profit will be long-term capital gain. If a participant sells the stock prior to satisfying these waiting periods, then the participant will have engaged in a disqualifying disposition and a portion of the profit will be ordinary income and a portion may be capital gain. This capital gain will be long term if the participant has held the stock for more than one year and otherwise will be short term. If a participant sells the stock at a loss (sales proceeds are less than the exercise price), then the loss will be a capital loss. This capital loss will be long term if the participant held the stock for more than one year and otherwise will be short term.

Nonqualified Stock Options

A participant will not have income upon a nonqualified stock option’s grant. A participant will have compensation income upon a nonqualified stock option’s exercise equal to the value of the stock on the exercise date less the exercise price. Upon sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the exercise date. This capital gain or loss will be long term if the participant has held the stock for more than one year and otherwise will be short term.

Stock Appreciation Rights

A participant will not have income upon a SAR’s grant. A participant will have income upon the SAR’s exercise equal to the value of cash and/or the fair market value (measured on the exercise date) of the shares received by the participant. This amount will be subject to income tax withholding.

Additional Medicare Tax

Participants will be subject to a 3.8% tax on the lesser of (i) “net investment income” for the relevant taxable year and (ii) the excess of modified adjusted gross income for the taxable year over a certain threshold (between $125,000 and $250,000, depending on the participant’s circumstances).

Tax Consequences to the Company

There will be no tax consequences to the Company except that the Company will be entitled to a deduction when a participant has compensation income. Any such deduction will be subject to the limitations of Section 162(m) of the Code.

Vote Required for Approval of the 2014 Stock Option Plan

This proposal requires the affirmative vote of a majority of the votes cast on such proposal at the annual meeting.

Directors’ Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE 2014 STOCK OPTION PLAN.

PROPOSAL 4

APPROVAL OF THE SS&C TECHNOLOGIES HOLDINGS, INC. EXECUTIVE BONUS PLAN

Overview

On March 7, 2014, the Compensation Committee of our Board of Directors approved the adoption of the SS&C Technologies Holdings, Inc. Executive Bonus Plan (the “Plan”), subject to approval by our stockholders at the 2014 annual meeting. If the Plan is not approved by stockholders, no amounts will be payable under the Plan (although the Company reserves the right to pay incentive compensation under other arrangements).

We are submitting the Plan to stockholders for their approval so that payments of bonuses under the Plan will be tax deductible as “performance-based compensation,” as defined in Section 162(m). As discussed at page 25 in our Compensation Discussion and Analysis and page 38 in Proposal 3, Section 162(m) did not apply to our compensation while we were a private company, but subsequent to our initial public offering in 2010, Section 162(m) limits the deductibility of compensation in excess of $1 million paid by a publicly traded corporation to certain “covered employees” in any taxable year, unless the compensation is “performance-based compensation.” The post-initial public offering “transition relief” period under Section 162(m) will expire upon our 2014 annual meeting. In order to be able to pay tax deductible “performance-based” compensation in excess of the Section 162(m) limit after the 2014 annual meeting, we request that shareholders approve the Plan. Notwithstanding the approval or rejection of the Plan and its submission to stockholders, the Company reserves the right to pay its executives, including participants in the Plan, amounts which may or may not be deductible under Section 162(m) or other Code provisions.

The Plan is intended to provide our Compensation Committee flexibility to award cash and stock-based awards to senior executives while satisfying Section 162(m) “performance-based compensation” requirements. The Plan establishes an “incentive pool” based on the achievement of “Performance Goals,” comprised of one or more of the following business criterion or criteria designated on a Company specific basis, business unit basis or in comparison with peer group performance: (a) earnings per share; (b) EBITDA, adjusted to exclude stock compensation expense, unusual items and other non-cash charges (“Adjusted Consolidated EBITDA”); (c) net income; (d) operating income; (e) return on shareholders’ equity or return on investments; (f) attainment of strategic and operational initiatives; (g) economic value-added models; (h) maintenance or improvement of profit margins; (i) stock price, including as compared to one or more stock indices; (j) market share; (k) revenues, sales or net sales; (l) return on assets; (m) book value per share; (n) expense management; (o) improvements in capital structure; (p) costs; and/or (q) cash flow, in each case as may be calculated without regard to extraordinary, unusual and/or non-recurring items to the extent permitted by Section 162(m).

We believe that the Plan’s design has several advantages for the Company and its stockholders:

—	All amounts paid under the Plan should qualify for deduction under Section 162(m).

—

While the Plan provides for the establishment and allocation of an incentive pool for any performance period, the Compensation Committee has the flexibility to continue to operate our incentive program in a manner consistent with past practices.

—

The Plan design allows the Compensation Committee flexibility and discretion to adjust bonus amounts (but not above the portion of the incentive pool allocated to a participant at the beginning of a performance period) as it deems appropriate.

Summary Description of the Plan

The following summary of the material terms of the Plan is qualified in its entirety by reference to the complete text of the Plan attached as Appendix B to this proxy statement.

The Plan is intended to attract, retain and motivate selected executive officers of the Company and its affiliates to promote the Company’s long-term growth and profitability, while at the same time preserving the tax deductibility of payments as “performance-based compensation” under Section 162(m). Individuals will be designated as Plan participants for a performance period, which is generally expected to be a full fiscal year (each a “performance period”).

Administration

The Plan generally will be administered by a committee of our Board of Directors made up of at least two directors, each of whom is an “outside director” within the meaning of Section 162(m) (which will be our Compensation Committee, unless otherwise determined by our Board). Our Board or the Compensation Committee may terminate or amend the Plan at any time. Stockholder approval of certain amendments to the Plan may be required for bonuses to qualify as “performance-based compensation” under Section 162(m) or to comply with applicable law and stock exchange rules. The Plan does not have a fixed term, but payments under the Plan will only qualify as Section 162(m) “performance-based compensation” through the fifth anniversary of initial shareholder approval of the Plan, in accordance with the mandates of Section 162(m).

Eligibility and Participation

The Compensation Committee will designate the executive officers of the Company and its affiliates who will participate in the Plan for any performance period within 90 days after the beginning of a performance period (or otherwise as Section 162(m) permits).

Formula for Incentive Compensation Pool

The Plan provides for the establishment of an incentive compensation pool for each fiscal year. The pool’s size will be determined based on the achievement of one or more Performance Goals (or formula or formulae derived from them). The Compensation Committee will allocate a percentage of this pool to each participant within the first 90 days of each performance period (or otherwise as Section 162(m) permits). The sum of the percentages for all participants cannot exceed 100%. No participant may be paid a bonus in excess of $15,000,000 per year for any performance period.

Bonus Payments

Following the completion of each performance period and prior to payment of the participant’s bonus, the Compensation Committee will certify the size of the incentive pool and each participant’s previously established percentage. Through the discretion reserved under the Plan to reduce (but not increase) awards, the Compensation Committee may reduce the amount awarded below the participant’s percentage of the pool (but may not re-allocate such share to another participant), may apply any standard or formula in doing so and may apply additional conditions and terms of payment of awards, including the achievement of financial, strategic or individual goals, which may be objective or subjective, as it deems appropriate.

Bonuses may be paid in cash and/or in a Company equity-based award of equivalent value as determined by the Compensation Committee. The cash portion (if any) of a participant’s bonus generally will be paid by March 15th in the fiscal year after the fiscal year of the performance period in which it is earned, generally at the time as bonuses are paid to other employees of the Company, but only after the Compensation Committee certifies that the Performance Goals for such performance period were met. The Compensation Committee will determine the value of any such equity-based award based on the grant date value calculated in accordance with GAAP.

New Plan Benefits

Each participant’s award for any performance period will be determined based on the Company’s achievement of applicable Performance Goals and will be subject to the Compensation Committee’s discretion to reduce any participant’s award. As a result, we cannot determine the amount, if any, that would be payable to any participant under the Plan for 2014 (or any performance period).

Vote Required for Approval of the Executive Bonus Plan

This proposal requires the affirmative vote of a majority of the votes cast on such proposal at the Annual Meeting.

Directors’ Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE EXECUTIVE BONUS PLAN.

PROPOSAL 5

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed the firm of PricewaterhouseCoopers LLP, an independent registered public accounting firm, to audit our books, records and accounts for fiscal 2014. This appointment is being presented to the stockholders for ratification at the 2014 annual meeting.

PricewaterhouseCoopers LLP, or PwC, has no direct or indirect material financial interest in our Company or our subsidiaries. Representatives of PwC are expected to be present at the 2014 annual meeting and will be given the opportunity to make a statement on the firm’s behalf if they so desire. The representatives also will be available to respond to appropriate questions.

The following table summarizes the fees of PwC billed to us for each of fiscal 2013 and fiscal 2012. For fiscal 2013, audit fees include an estimate of amounts not yet billed.

Nature of Service	2013 Fees	2012 Fees
Audit Fees(1)	$2,790,427	$1,484,029
Audit-Related Fees(2)	900,191	2,429,482
Tax Fees(3)	353,908	326,672
All Other Fees(4)	31,500	—

Total	$4,076,026	$4,240,183

(1)	Audit fees consist of fees for the audit of our financial statements, the review of the interim financial statements included in our Quarterly Reports on Form 10-Q, and services related to our filings of Registration Statements on Form S-3 in 2013 and 2012, such as the issuance of consents.

(2)	Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and which are not reported under “Audit Fees.” These services relate to accounting consultations in connection with acquisitions, procedures performed for SSAE 16 reports, attest services that are not required by statute or regulation and consultations concerning internal controls, financial accounting and reporting standards.

(3)	Tax fees consist of fees for tax compliance, tax advice and tax planning services. Tax compliance services, which relate to preparation of original and amended tax returns, claims for refunds and tax payment-planning services, accounted for approximately $114,163 of the total tax fees billed in 2013 and approximately $132,983 of the total tax fees billed in 2012. Tax advice and tax planning services relate to assistance with tax audits and appeals, tax advice related to acquisitions and requests for rulings or technical advice from taxing authorities.

(4)	All other fees for 2013 consist of other advisory and consulting services. There were no fees incurred in this category in 2012.

All the services described above were approved by our Audit Committee in advance of the services being rendered. The Audit Committee is responsible for the appointment, compensation and oversight of the work performed by the independent registered public accounting firm. The Audit

Committee must pre-approve all audit (including audit-related) services and permitted non-audit services provided by the independent registered public accounting firm in accordance with the pre-approval policies and procedures established by the Audit Committee. The Audit Committee annually approves the scope and fee estimates for the quarterly reviews, year-end audit, statutory audits and tax work to be performed by our independent registered public accounting firm for the next fiscal year. With respect to other permitted services, management defines and presents specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee pre-approves specific engagements, projects and categories of services on a fiscal year basis, subject to individual project thresholds and annual thresholds. In assessing requests for services by the independent registered public accounting firm, the Audit Committee considers whether such services are consistent with the independent registered public accounting firm’s independence, whether the independent registered public accounting firm is likely to provide the most effective and efficient service based upon their familiarity with us, and whether the service could enhance our ability to manage or control risk or improve audit quality.

Proxies solicited by management will be voted for the ratification unless stockholders specify otherwise. Ratification by the stockholders is not required. Although we are not required to submit the appointment to a vote of the stockholders, our Board believes it is appropriate as a matter of policy to request that the stockholders ratify the appointment of PwC as our independent registered public accounting firm. If the stockholders do not ratify the appointment, the Audit Committee will investigate the reasons for stockholder rejection and consider whether to retain PwC or appoint another independent registered public accounting firm. Even if the appointment is ratified, our Board and the Audit Committee in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of our Company and our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR OUR FISCAL YEAR ENDING DECEMBER 31, 2014.

Report of the Audit Committee of the Board of Directors

Our Audit Committee has reviewed our audited financial statements for fiscal 2013 and has discussed these financial statements with our management and PwC, our independent registered public accounting firm.

The Audit Committee has also received from, and discussed with, our independent registered public accounting firm various communications that our independent registered public accounting firm is required to provide to the Audit Committee, including Statement on Auditing Standard No. 16 (Communications with Audit Committees), as adopted by the Public Company Accounting Oversight Board, or PCAOB.

Our independent registered public accounting firm also provided the Audit Committee with the written disclosures and the letter from the independent registered public accounting firm required by PCAOB Rule 3526 (Communicating with Audit Committees Concerning Independence), as modified or supplemented. The Audit Committee has discussed with the independent registered public accounting firm its independence from us.

Based on its discussions with management and the independent registered public accounting firm, and its review of the representations and information provided by management and the independent registered public accounting firm, the Audit Committee recommended to our Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2013.

By the Audit Committee of the Board of Directors of SS&C Technologies Holdings, Inc.

William A. Etherington (Chair)

Jonathan E. Michael

David A. Varsano

OWNERSHIP OF OUR COMMON STOCK

This table presents information concerning the beneficial ownership of the shares of our common stock as of April 1, 2014. Specifically, the table reflects beneficial ownership information about:

—	each person we know to be the beneficial owner of more than 5% of the outstanding shares of common stock;

—	each of our directors and named executive officers; and

—	all of our directors and executive officers as a group.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Shares of common stock subject to options that are exercisable or exercisable within 60 days of April 1, 2014 are considered outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of the persons and entities listed on the table is c/o SS&C Technologies Holdings, Inc., 80 Lamberton Road, Windsor, CT 06095.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent of Class
5% Stockholders
William C. Stone(1)	17,008,641	20.1%
FMR LLC (2)
245 Summer Street Boston, MA 02210	12,334,296	14.9%
T. Rowe Price Associates, Inc.(3) 100 E. Pratt Street Baltimore, Maryland 21202	7,121,779	8.6%
Janus Capital Management LLC(4) 151 Detroit Street Denver, Colorado 80206	7,019,788	8.5%
MSDC Management, L.P.(5) 645 Fifth Avenue, 21st Floor New York, New York 10022	4,289,078	5.2%
Other Directors and Named Executive Officers
Normand A. Boulanger(6)	1,077,835	1.3%
Michael E. Daniels(7)	21,250	*
William A. Etherington(8)	37,250	*
Allan M. Holt	—	—
Paul G. Igoe(9)	24,999	*
Rahul Kanwar(10)	195,061	*

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent of Class
Jonathan E. Michael(11)	40,250	*
Patrick J. Pedonti(12)	407,070	*
David A. Varsano(13)	30,750	*
All directors and executive officers as a group (10 persons)(14)	18,843,106	21.8%

*	Represents less than one percent of the outstanding shares of common stock.

(1)	Includes 1,797,346 shares of our common stock subject to outstanding stock options exercisable on or within the 60-day period following April 1, 2014 and 2,703,846 shares of our Class A Non-Voting common stock. Shares of our Class A Non-Voting common stock have no voting rights and cannot be voted at the 2014 annual meeting.

(2)	Consists of 12,334,296 shares of common stock reported as beneficially owned by FMR LLC including 407,146 shares of common stock over which FMR LLC reports sole voting power and 12,334,296 shares of common stock over which FMR LLC reports sole dispositive power. We obtained information regarding beneficial ownership of these shares solely from the Schedule 13G that was filed with the SEC on February 14, 2014.

(3)	Consists of 7,121,779 shares of common stock reported as beneficially owned by T. Rowe Price Associates, Inc. including 1,083,950 shares of common stock over which T. Rowe Price Associates, Inc. reports sole voting power and 7,121,779 shares of common stock over which T. Rowe Price Associates, Inc. reports sole dispositive power. We obtained information regarding beneficial ownership of these shares solely from the Schedule 13G that was filed with the SEC on February 13, 2014.

(4)	Consists of 7,019,788 shares of common stock reported as beneficially owned by Janus Capital Management LLC over which Janus Capital Management LLC reports sole voting power and sole dispositive power. We obtained information regarding beneficial ownership of these shares solely from the Schedule 13G that was filed with the SEC on February 14, 2014.

(5)	Consists of 4,289,078 shares of common stock reported as jointly beneficially owned by MSD Torchlight Partners, L.P. and MSDC Management, L.P. MSD Torchlight Partners, L.P. and MSDC Management, L.P. report shared voting power and shared dispositive power over 4,289,078 shares of common stock. We obtained information regarding beneficial ownership of these shares solely from the Schedule 13G that was filed with the SEC on March 25, 2013.

(6)	Includes 1,062,835 shares of our common stock subject to outstanding stock options exercisable on or within the 60-day period following April 1, 2014.

(7)	Includes 21,250 shares of our common stock subject to outstanding stock options exercisable on or within the 60-day period following April 1, 2014.

(8)	Includes 27,250 shares of our common stock subject to outstanding stock options exercisable on or within the 60-day period following April 1, 2014.

(9)	Consists of 24,999 shares of our common stock subject to outstanding stock options exercisable on or within the 60-day period following April 1, 2014.

(10)	Includes 185,061 shares of our common stock subject to outstanding options exercisable on or within the 60-day period following April 1, 2014.

(11)	Includes 27,250 shares of our common stock subject to outstanding stock options exercisable on or within the 60-day period following April 1, 2014.

(12)	Includes 407,070 shares of our common stock subject to outstanding stock options exercisable on or within the 60-day period following April 1, 2014.

(13)	Includes 27,250 shares of our common stock subject to outstanding stock options exercisable on or within the 60-day period following April 1, 2014.

(14)	Includes 3,580,311 shares of our common stock subject to outstanding stock options exercisable on or within the 60-day period following April 1, 2014.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires certain officers, directors and beneficial owners of more than 10% of our common stock to file reports of ownership and changes of ownership with the SEC on Forms 3, 4 and 5. Based on a review of the copies of such forms provided to us and written representations furnished to us, we believe that during fiscal 2013, all reports required by Section 16(a) to be filed by these persons were filed on a timely basis.

RELATED PERSON TRANSACTIONS

Policies and Procedures for Related Person Transactions

Our Board has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which we have been or are a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has had or has a direct or indirect material interest. Such a transaction, arrangement or relationship is referred to as a “related person transaction.”

Any related person transaction must be reported to our General Counsel and will be reviewed and approved by the Audit Committee in accordance with the terms of the policy, prior to effectiveness or consummation of the transaction, whenever practicable. If the General Counsel determines that advance approval of a related person transaction is not practicable under the circumstances, the Audit Committee will review and, in its discretion, may ratify the related person transaction at its next meeting, or at the next meeting following the date that the related person transaction comes to the attention of the General Counsel; provided, however, that the General Counsel may present a related person transaction arising in the time period between meetings of the Audit Committee to the Chair of the Audit Committee, who will review and may approve the related person transaction, subject to ratification by the Audit Committee at its next meeting. In addition, any related person transaction previously approved by the Audit Committee or otherwise already existing that is ongoing in nature will be reviewed by the Audit Committee annually to ensure that it has been conducted in accordance with the previous approval granted by the Audit Committee, if any, and that all required disclosures regarding the related person transaction are made.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the Audit Committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the Audit Committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•

any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The Audit Committee may approve or ratify the related person transaction only if the Audit Committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, our best interests. The Audit Committee may, in its sole discretion, impose any conditions it deems appropriate on the Company or the related person in connection with approval of the related person transaction.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, our Board has determined that the following do not create a material direct or indirect interest on behalf of a related person and, therefore, are not related person transactions for purposes of our related person transaction policy:

•

interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity) that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members (as defined in the policy) are not involved in the negotiation of the terms of the transaction with the Company and do not receive any special benefits as a result of the transaction or (c) the amount involved in the transaction equals less than the greater of $200,000 or 5% of the annual gross revenues of the company receiving payment under the transaction; or

•	a transaction that is specifically contemplated by provisions of the Certificate of Incorporation or By-laws of the Company.

The policy provides that transactions involving compensation of executive officers will be reviewed and approved by the Compensation Committee in the manner specified in its charter.

Related Person Transactions

Stockholders Agreement

On November 23, 2005, SS&C Holdings entered into a Stockholders Agreement with Mr. Stone and Carlyle, which includes restrictions on transfer of the Company’s common stock as well as other provisions described below. The parties amended certain provisions of the Stockholders Agreement in April 2008, March 2010 and March 2011. The rights of Carlyle to appoint directors pursuant to the Stockholders Agreement terminated in September 2013 when Carlyle sold its remaining shares of common stock in the Company.

Board of Directors. The initial board arrangements under the Stockholders Agreement were as follows: Mr. Stone occupied one seat and had the right to nominate one of the remaining Board members, and Carlyle had the right to nominate four Board members. Accordingly, Mr. Stone nominated Normand A. Boulanger; and Carlyle nominated Campbell R. Dyer, William A. Etherington, Allan M. Holt and Claudius E. Watts, IV. Subsequently, the Stockholders Agreement was amended to provide that Mr. Stone and Carlyle would jointly nominate two Board members (Jonathan E. Michael and David A. Varsano), and the number of Board members Carlyle was entitled to nominate was reduced from four to two as a result of a reduction in its percentage ownership of our common stock. In May 2012, Mr. Etherington was re-elected to our Board by our stockholders for a three-year term. The number of Board members Mr. Stone is entitled to nominate (including himself) will be reduced to one director if Mr. Stone holds less than 15% of our common stock. Mr. Stone’s rights under the Board nomination provisions of the Stockholders Agreement will terminate at such time as he holds less than 10% of our common stock.

The provisions of the Stockholders Agreement also require that so long as Mr. Stone is a member of our Board and the Chief Executive Officer of the Company, he will serve as Chairman of the Board.

Bring-along rights. If any party to the Stockholders Agreement proposes to transfer 50% or more of all common stock held by the parties to the Stockholders Agreement to a third-party purchaser, then such transferring stockholder can require the other stockholders who are parties to the agreement to transfer their common stock on the same terms and conditions as the transferring holder.

Service Provider Stockholders Agreement

On November 23, 2005, all of our members of management (other than Mr. Stone) and all employee option holders whose SS&C options were converted into options to acquire common stock of SS&C Holdings became parties to a Service Provider Stockholders Agreement with Carlyle and the Company. In addition, certain holders of options to purchase our common stock have subsequently become parties to the Service Provider Stockholders Agreement. The Company and Carlyle amended certain provisions of the Service Provider Stockholders Agreement in April 2008. Under the agreement, if Carlyle proposes to transfer 50% or more of our outstanding common stock to a third-party purchaser, then Carlyle can require the members of our management and employee option holders who are parties to the agreement to transfer their common stock and options on the same terms and conditions as Carlyle (bring-along rights). Because Carlyle no longer holds any shares of our common stock, these rights are no longer applicable.

Registration Rights Agreement

On November 23, 2005, the Company entered into a Registration Rights Agreement with Mr. Stone and Carlyle, which provided Mr. Stone and Carlyle with certain rights relating to the registration for resale of their shares of common stock. Because Carlyle no longer owns any shares of our common stock, only Mr. Stone has any continuing rights under the Registration Rights Agreement. Under the Registration Rights Agreement, Mr. Stone can demand that we file a registration statement for all or a portion of his common stock. Mr. Stone is also entitled to request that his shares be covered by a registration statement that we are otherwise filing with respect to our common stock. In either event, the Company is required to pay all expenses of Mr. Stone in connection with the registration (other than underwriting discounts and commissions and transfer taxes applicable to the sale of registrable securities). The Registration Rights Agreement also provides that the Company will indemnify Mr. Stone, and Mr. Stone will indemnify the Company, for certain matters in connection with the registration of Mr. Stone’s shares. The registration rights in the Registration Rights Agreement are subject to certain conditions and limitations specified in the Registration Rights Agreement, including the right of the underwriters of an offering to limit the number of shares included in certain registrations.

SS&C Technologies, Inc. Management Rights Agreement

Carlyle, the Company and SS&C entered into a Management Rights Agreement on November 23, 2005, pursuant to which Carlyle Partners IV, L.P. was granted (1) the right to nominate one director to serve as a member of our Board of Directors and to appoint one non-voting board observer to the board of directors of SS&C, (2) reasonable access to the books and records of SS&C Holdings and SS&C and their subsidiaries and (3) the right to consult from time to time with the management of SS&C Holdings and SS&C and their subsidiaries at their respective place of business regarding operating and financial matters. Carlyle ceased to be a party to the Management Rights Agreement in September 2013, when it sold its remaining shares of our common stock.

Processing Services Agreement

On June 22, 2009, Carlyle Investment Management L.L.C. entered into a Processing Services Agreement with SS&C pursuant to which SS&C provides investment accounting and data processing services to Carlyle. The agreement was amended in June 2011 to extend its term to June 21, 2014. In August 2012, with the consent of SS&C, Carlyle assigned this agreement to Alumina Investment Management, LLC (an entity related to Carlyle) and the transaction was reviewed and approved by our Audit Committee under the Company’s related persons transactions policy. SS&C will be paid a monthly fee based on annual rates derived from the net asset value of Alumina Investment Management, LLC, subject to a minimum monthly fee. SS&C will also receive other fees for certain ancillary services that it provides under the agreement. From January 1, 2013 through December 31, 2013, Alumina Investment Management, LLC paid an aggregate of $190,740 to SS&C under this agreement.

Other transactions

John Stone, the brother of William C. Stone, our Chief Executive Officer, is employed by SS&C as Vice President of Sales. From January 1, 2013 through December 31, 2013, John Stone was paid $129,789 as salary and commissions related to his employment at SS&C. On December 9, 2013, SS&C and John Stone entered into an agreement pursuant to which his employment will terminate on May 1, 2014 and his work duties are limited to providing consultation and other services as may be requested by SS&C. John Stone has signed a general release of claims in favor of SS&C and agreed to sign another release in favor of SS&C on May 1, 2014, his last date of employment.

Robert S. Stone, the son of our Chief Executive Officer, is employed by SS&C as a sales representative. From January 1, 2013 through December 31, 2013, Robert Stone was paid $192,908 as salary, commissions, grant date fair value of options and other compensation related to his employment at SS&C.

During fiscal 2013, Fidelity Management Trust Company (FMTC) served as trustee of SS&C’s 401(k) plan. While the Company does not pay any fees directly to FMTC for this or other ancillary services, the entities affiliated with FMTC received $238,302 in fiscal 2013 from fees incurred by plan participants on balances invested in mutual funds through the plan. FMTC and its affiliated entities are subsidiaries of FMR LLC, which became the owner of more than 5% of our outstanding common stock during the year.

INFORMATION ABOUT THE 2014 ANNUAL MEETING

YOUR VOTE IS IMPORTANT!

You are cordially invited to attend the 2014 annual meeting. However, to ensure that your shares are represented at the 2014 annual meeting and that the Company has the quorum necessary to convene the 2014 annual meeting and conduct business, even if you plan to attend the 2014 annual meeting in person, please complete, sign, date and return the enclosed proxy card promptly. Submitting a proxy or voting instructions in advance will not prevent you from attending the 2014 annual meeting and voting in person, if you so desire. A postage-paid, return-addressed envelope is enclosed for your convenience. No postage need be affixed if mailed in the United States. Your cooperation in giving this your immediate attention is appreciated.

Voting Procedures

You may vote either in person at the 2014 annual meeting or by proxy. To vote by proxy, you must:

•	Complete all of the required information on the proxy card.

•	Date and sign the proxy card.

•	Return the proxy card in the enclosed postage-paid envelope. We must receive your proxy card before the 2014 annual meeting for your proxy to be valid and for your vote to count.

•

If you are not the stockholder of record and hold shares through a bank, broker or other nominee, such agent may have special voting instructions that you should follow. You should contact your bank, broker or other nominee to obtain instructions for voting your shares.

Whether or not you expect to be present in person at the 2014 annual meeting, you are requested to complete, sign, date and return the enclosed form of proxy. The shares represented by your proxy will be voted in accordance with your instructions. If you attend the 2014 annual meeting, you may vote by ballot. If you want to vote in person at the 2014 annual meeting and you own your shares through a bank, broker or other nominee, you must obtain a proxy from that party in its capacity as owner of record for your shares and bring the proxy to the 2014 annual meeting.

Your properly completed proxy card will appoint William C. Stone, Patrick J. Pedonti and Paul G. Igoe as proxy holders, or your representatives, to vote your shares in the manner directed therein by you. Mr. Stone is our Chairman and Chief Executive Officer, Mr. Pedonti is our Senior Vice President and Chief Financial Officer, and Mr. Igoe is our Senior Vice President, General Counsel and Secretary. Your proxy permits you to direct the proxy holders to:

•	vote “FOR” or withhold your votes from any of the two nominees for director;

•	vote “FOR,” “AGAINST” or “ABSTAIN” from the non-binding resolution to approve the compensation of our named executive officers;

•	vote “FOR,” “AGAINST” or “ABSTAIN” from the proposal to approve the SS&C 2014 Stock Option Plan;

•	vote “FOR,” “AGAINST” or “ABSTAIN” from the proposal to approve the SS&C Executive Bonus Plan; and

•	vote “FOR,” “AGAINST” or “ABSTAIN” from the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2014.

All shares entitled to vote and represented by properly completed proxies received prior to the 2014 annual meeting and not revoked will be voted at the 2014 annual meeting in accordance with your instructions. If you do not indicate how your shares are to be voted on a matter, the shares represented by your properly completed proxy will be voted “FOR” the election of the two nominees for director, “FOR” the proposal to approve the compensation of our named executive officers, “FOR” the proposal to approve the SS&C 2014 Stock Option Plan, “FOR” the proposal to approve the SS&C Executive Bonus Plan, and “FOR” the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2014, and in the discretion of the persons named as proxies in the manner they believe to be in the Company’s best interests as to other matters that may properly come before the 2014 annual meeting.

Revocation of Proxies

You may revoke your proxy at any time before it is exercised by (1) delivering to us a signed proxy card with a date later than the date of your previously delivered proxy, (2) voting in person at the 2014 annual meeting, or (3) sending a written revocation to our Corporate Secretary at our principal executive offices. Shares represented by valid proxies that are received prior to the 2014 annual meeting and not revoked at or prior to the 2014 annual meeting will be voted at the 2014 annual meeting.

Stockholders Entitled to Vote

Our Board has fixed April 1, 2014 as the record date for the 2014 annual meeting. You are entitled to vote (in person or by proxy) at the 2014 annual meeting if you were a stockholder of record on the record date. On the record date, we had 82,973,273 shares of common stock outstanding (each of which entitles its holder to one vote). Holders of shares of our common stock do not have cumulative voting rights.

In addition to our common stock, on the record date, we had 2,703,846 shares of our Class A Non-Voting common stock outstanding. Shares of our Class A Non-Voting common stock cannot be voted at the 2014 annual meeting.

Quorum

For all proposals on the agenda for the 2014 annual meeting, the holders of a majority of the shares of common stock issued and outstanding and entitled to vote must be present at the 2014 annual meeting in person or represented by proxy to constitute a quorum. Shares represented by all proxies received, including proxies that withhold authority for the election of a director and/or abstain from voting on a proposal, as well as broker non-votes (as described below), will be counted toward establishing a quorum.

Votes Required

For Proposal 1, each of the directors will be elected by a plurality vote of the shares of common stock present at the 2014 annual meeting in person or represented by proxy and entitled to vote. Shares for which the vote is properly withheld and broker non-votes will not be counted toward the nominee’s achievement of a plurality and will have no effect on the election of the directors.

The affirmative vote of the holders of a majority of the votes cast will be required for approval of the advisory vote on executive compensation (Proposal 2), approval of the SS&C 2014 Stock Option Plan (Proposal 3), approval of the SS&C Executive Bonus Plan (Proposal 4) and ratification of the selection of the independent registered public accounting firm (Proposal 5). Shares that abstain and broker non-votes will not be counted as votes in favor of this proposal and will also not be counted as votes cast. Accordingly, abstentions and broker non-votes will have no effect on the outcome of this proposal.

If you hold shares of common stock through a bank, broker or other nominee, that party may under certain circumstances vote your shares if you do not timely provide them with voting instructions. Banks, brokers or other nominees have discretionary authority to vote customers’ unvoted shares on routine matters. Your bank, broker or other nominee cannot vote your shares on any matter that is not considered a routine matter. Proposal 5, ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2014, is considered a routine matter. Proposals 1, 2, 3 and 4 are not considered routine matters. Shares for which a bank, broker or other nominee cannot vote on a particular matter because that party does not have discretionary voting authority to do so are considered “broker non-votes” on these matters.

Solicitation of Proxies

We will bear the expenses of preparing, printing and assembling the materials used in the solicitation of proxies. In addition to the solicitation of proxies by use of the mail or the Internet, we may also use the services of some of our officers and employees (who will receive no compensation for such services in addition to their regular salaries) to solicit proxies personally and by telephone and email. Banks, brokers or other nominees will be requested to forward solicitation materials to the beneficial owners of shares of record held by them, and we will reimburse them for their reasonable expenses.

Other Business to be Considered

Our management does not know of any business other than the matters set forth in the Notice of 2014 Annual Meeting of Stockholders and described above to be presented for consideration at the 2014 annual meeting and the advance notice period applicable to the 2014 annual meeting as prescribed by our By-laws has expired. If any other business should properly come before the 2014 annual meeting, the proxies will be voted in the discretion of the proxy holders. Each of the persons appointed by the enclosed form of proxy present and acting at the meeting, in person or by substitute, may exercise all of the powers and authority of the proxies in accordance with their judgment.

OTHER MATTERS

As of the date of this proxy statement, we know of no matter not specifically referred to above as to which any action is expected to be taken at the 2014 annual meeting and the advance notice period applicable to the 2014 annual meeting as prescribed by our By-laws has expired. If any other business should properly come before the 2014 annual meeting, the proxies will be voted in the discretion of the proxy holders. Each of the persons appointed by the enclosed form of proxy present and acting at the meeting, in person or by substitute, may exercise all of the powers and authority of the proxies in accordance with their judgment.

Stockholder Proposals and Director Nominations

Stockholder Proposals for 2015 Annual Meeting

Proposals of stockholders intended to be presented at the 2015 annual meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act must be received by us no later than December 16, 2014 in order to be included in the proxy statement and form of proxy relating to that meeting. Proposals should be sent to SS&C Technologies Holdings, Inc., 80 Lamberton Road, Windsor, Connecticut 06095, Attention: Corporate Secretary.

In addition, our By-laws require that we be given advance notice of stockholder nominations for election to our Board and of other business that stockholders wish to present for action at an annual meeting of stockholders (other than matters included in our proxy statement in accordance with Rule 14a-8 under the Exchange Act). The required notice must contain the information required by our By-laws and be delivered by the stockholder and received by the Secretary at our principal executive offices (i) no earlier than 120 days before and no later than 90 days before the first anniversary of the date of the preceding year’s annual meeting, or (ii) if the date of the annual meeting is advanced by more than 20 days or delayed by more than 60 days from the first anniversary date, (a) no earlier than 120 days before the annual meeting and (b) no later than 90 days before the annual meeting or ten days after the day notice of the annual meeting was mailed or publicly disclosed, whichever occurs first. Assuming the date of our 2014 annual meeting is not so advanced or delayed, stockholders who wish to make a proposal at the 2015 annual meeting (other than one to be included in our proxy statement in accordance with Rule 14a-8 under the Exchange Act) should notify us no earlier than January 29, 2015 and no later than February 28, 2015.

Householding of Proxies

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for annual reports and proxy statements with respect to two or more stockholders sharing the same address by delivering a single annual report and/or proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. We and some brokers household annual reports and proxy materials, delivering a single annual report and/or proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.

Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent.

If, at any time, (1) you no longer wish to participate in householding and would prefer to receive a separate annual report and/or proxy statement in the future or (2) you and another stockholder sharing the same address wish to participate in householding and prefer to receive a single copy of our annual report and/or proxy statement, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to Investor Relations, 80 Lamberton Road, Windsor, Connecticut 06095, or call 860-298-4500.

APPENDIX A

SS&C TECHNOLOGIES HOLDINGS, INC.

2014 STOCK OPTION PLAN

1.	Purpose

The purpose of this 2014 Stock Option Plan (the “Plan”) of SS&C Technologies Holdings, Inc., a Delaware corporation (the “Company”), is to advance the interests of the Company’s stockholders by enhancing the ability of the Company and Company Affiliates to attract, retain and motivate persons who are expected to make important contributions and by providing such persons with equity ownership opportunities that are intended to better align the interests of such persons with those of the Company’s stockholders. The Plan shall become effective on the date the Plan is approved by the Company’s stockholders (the “Effective Date”). Certain terms used herein are defined in Section 9 of the Plan.

2.	Eligibility

All employees and officers of the Company or a Company Affiliate, as well as consultants and advisors to the Company or a Company Affiliate (as the terms consultants and advisors are defined and interpreted for purposes of Form S-8 under the Securities Act, or any successor form), are eligible to be granted Awards under the Plan. However, non-employee directors of the Company are not eligible to receive Awards under the Plan. Each person who is granted an Award under the Plan is deemed a “Participant.” The Plan provides for the following types of awards, each of which is referred to as an “Award”: Options and SARs (as defined in Section 5). Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and Participants need not be treated uniformly under the Plan.

3.	Administration of the Plan

The Plan will be administered by the Board. To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to a Committee. The Board and, to the extent such authority has been delegated to it, a Committee: (1) shall have authority to grant Awards; (2) shall have authority to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable; (3) may construe and interpret the terms of the Plan and any Award Agreement entered into under the Plan and make all determinations necessary or advisable in administering the Plan and Award Agreements; and (4) may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award Agreement. The term “Plan Administrator” means, as applicable, the Board or a Committee. All actions and decisions by the Plan Administrator with respect to the Plan and any Awards shall be made in its sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award. By accepting any Award, each Participant acknowledges and agrees that all actions and decisions of the Plan Administrator are final, binding and conclusive.

4.	Stock Available for Awards

(a) Number of Shares; Share Counting.

(1) Authorized Number of Shares. Subject to adjustment under Section 6, Awards may be made under the Plan for up to 3,000,000 shares of common stock, $0.01 par value per share, of the Company (the “Common Stock”). The Company may also continue to make grants under the 2008 Stock Incentive Plan and the 2006 Equity Incentive Plan pursuant to the terms of such plans.

(2) Shares issued under the Plan may consist in whole or in part of authorized but unissued Shares or treasury Shares. Any or all Awards (up to 3,000,000 Shares) may be in the form of Incentive Stock Options.

(3) Share Counting. For purposes of counting the authorized number of Shares available for the grant of Awards under the Plan under this Section 4(a) and the sub-limit specified in Section 4(b):

(A) if any Award expires, terminates or is otherwise surrendered, canceled, forfeited or repurchased by the Company at its original issuance price pursuant to a contractual repurchase right, the unused Shares covered by such Award shall again be available for the grant of Awards; provided, however, that in the case of Incentive Stock Options, the foregoing shall be subject to any limitations under the Code; and

(B) Shares delivered (either by actual physical delivery, attestation, or net exercise) to the Company by a Participant to (i) purchase Shares upon the exercise of an Award or (ii) satisfy tax withholding obligations (including Shares retained from the Award creating the tax obligation) shall not be added back to the number of Shares available for the future grant of Awards.

(b) Annual Per-Participant Limits. Subject to adjustment under Section 6, the maximum number of Shares with respect to which Options or SARs may be granted to any Participant under the Plan shall be 500,000 per calendar year. The per-Participant limits described in this Section 4(b) shall be construed and applied consistently with Section 162(m).

(c) Minimum Vesting.

(1) Awards granted to Participants that (1) vest solely based on the passage of time shall not vest in full over less than three years from the date of grant (and may vest in monthly, quarterly or pro rata installments) and (2) that do not vest solely based on the passage of time shall not vest prior to the first anniversary of the date of grant, provided that, such minimum vesting shall not apply to Awards granted (1) in lieu of salary, bonus or other compensation otherwise earned by or payable to the Participant or (2) as a material inducement to a person or persons being hired by the Company or any Company Affiliate.

(2) Notwithstanding the foregoing, the Plan Administrator, either at the time an Award is granted or at any time thereafter, may allow an Award to accelerate and become vested, in whole or in part, prior to the vesting date specified above, in the event of the death or disability of the Participant, the termination of the Participant’s employment by or service to the Company or a Company Affiliate under specified circumstances, or a merger, consolidation, sale, reorganization or recapitalization of the Company or a Company Affiliate.

5.	Awards.

(a) Stock Options. The Plan Administrator may grant options to purchase Shares (each, an “Option”) and determine the number of Shares to be covered by each Option. Options may be Incentive Stock Options or Nonqualified Stock Options. Except as set forth in the Plan, the Plan Administrator shall determine the conditions and limitations applicable to the exercise of each Option, including conditions relating to compliance with applicable securities laws, as it considers necessary or advisable. Incentive Stock Options shall only be granted to employees of the Company or any

Company Affiliate who are eligible under Section 422 of the Code to receive Incentive Stock Options, and shall be subject to and construed consistently with the requirements of Section 422 of the Code. The Company shall have no liability to a Participant, or any other party, if an Option (or any part thereof) that is intended to be an Incentive Stock Option is not an Incentive Stock Option or if the Company converts an Incentive Stock Option to a Nonqualified Stock Option.

(b) Stock Appreciation Rights. The Plan Administrator may grant Awards consisting of stock appreciation rights entitling the holder, upon exercise, to receive an amount of Common Stock or cash or a combination thereof (such form to be determined by the Plan Administrator) determined in whole or in part by reference to appreciation, from and after the date of grant, in the fair market value of a share of Common Stock over the reference price established pursuant to Section 5(c) (“SARs”). The date as of which such appreciation is determined shall be the exercise date. SARs may be granted in tandem with, or independently of, Options granted under the Plan.

(1) Tandem Awards. When SARs are expressly granted in tandem with Options, (i) the SAR will be exercisable only at such time or times, and to the extent, that the related Option is exercisable (except to the extent designated by the Plan Administrator in connection with a Corporate Event) and will be exercisable in accordance with the procedure required for exercise of the related Option; (ii) the SAR will terminate and no longer be exercisable upon the termination or exercise of the related Option, except to the extent designated by the Plan Administrator in connection with a Corporate Event and except that a SAR granted with respect to less than the full number of shares covered by an Option will not be reduced until the number of shares as to which the related Option has been exercised or has terminated exceeds the number of shares not covered by the SAR; (iii) the Option will terminate and no longer be exercisable upon the exercise of the related SAR; and (iv) the SAR will be transferable only with the related Option.

(2) Independent SARs. A SAR not expressly granted in tandem with an Option will become exercisable at such time or times, and on such conditions, as the Plan Administrator may specify in the SAR Award.

(c) Exercise or Reference Price. The Plan Administrator shall establish the exercise price of each Option or the reference price for each SAR, or the formula by which such exercise price or reference price will be determined. The exercise or reference price shall be specified in the applicable Award Agreement. The exercise or reference price shall be not less than 100% of the Fair Market Value of the Common Stock on the date of grant; provided that, for the avoidance of doubt, if the Plan Administrator approves the grant of an Option or SAR with an effective date that is a specified future date, the exercise or reference price shall be not less than 100% of the Fair Market Value on such future effective date.

(d) Duration. Each Option and SAR shall be exercisable at such times and subject to such terms and conditions as specified in the applicable Award Agreement; provided, however, that no Option or SAR will be granted with a term in excess of 10 years.

(e) Exercise of Awards. Except as otherwise provided in the applicable Award Agreement, Options and SARs may be exercised by delivery to the Company of a notice of exercise in a form (which may be electronic) approved by the Company, together with, for Options, payment in full of the exercise price for the number of Shares for which the Option is exercised (in the manner specified below) and any required tax withholding (in the manner specified in Section 7(d)). Shares subject to the Option and SAR (if any) will be issued (either in certificated form or the electronic equivalent thereof) as soon as practicable following exercise.

(f) Payment Upon Exercise of Options. Except as may otherwise be provided in the applicable Award Agreement or approved by the Plan Administrator, Shares purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

(1) in cash or by check, payable to the order of the Company (or, to the extent provided in the applicable Award Agreement, a Company Affiliate);

(2) by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;

(3) by delivery at the time of exercise (either by actual physical delivery or by attestation) of Shares owned by the Participant valued at their Fair Market Value, provided (i) such method of payment is then permitted under applicable law, (ii) such Shares, if acquired directly from the Company or a Company Affiliate, were owned by the Participant for such minimum period of time, if any, as may be established by the Plan Administrator, and (iii) such Shares are not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;

(4) with respect to a Nonqualified Stock Option, by delivery of a notice of “net exercise,” as a result of which the Participant would receive (i) the number of Shares underlying the portion of the Option being exercised, less (ii) such number of Shares as is equal to (A) the aggregate exercise price for the portion of the Option being exercised divided by (B) the Fair Market Value on the date of exercise; or

(5) any combination of the above forms of payment.

(6) In addition, Shares purchased upon the exercise of an Option may be paid for by the Participant by payment of such other lawful consideration as the Plan Administrator may determine.

(g) Limitation on Repricing. Unless such action is approved by the Company’s stockholders, the Company may not (except as provided for under Section 6): (1) amend any outstanding Award granted under the Plan to provide an exercise or reference price per Share that is lower than the then-current exercise or reference price per Share of such outstanding Award; (2) cancel any outstanding Award (whether or not granted under the Plan) and grant in substitution therefor new Awards covering the same or a different number of Shares and having an exercise or reference price per Share lower than the then-current exercise or reference price per Share of such cancelled Award; (3) cancel in exchange for a cash payment any outstanding Award with an exercise or reference price per Share above the then-current Fair Market Value; or (4) take any other action under the Plan that constitutes a “repricing” within the meaning of NASDAQ rules.

(h) No Reload. No Award granted under the Plan shall contain any provision entitling the Participant to the automatic grant of additional Awards in connection with any exercise of the original Award.

(i) No Dividend Equivalents. No Award shall provide for the payment or accrual of dividend equivalents.

6.	Adjustments for Changes in Common Stock, Change in Control and Corporate Events.

(a) In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of Shares, reclassification of Shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Common Stock other than an ordinary cash dividend, (i) the number and class of securities available under the Plan, (ii) the share counting rules and sub-limits specified in Sections 4(a) and 4(b), (iii) the minimum vesting provisions specified in Section 4(c), (iv) the number and class of securities and exercise price per Share of each outstanding Option and (v) the number and class of securities and reference prices per share of each outstanding SAR, shall be equitably adjusted by the Company (or substituted Awards may be made, if applicable) in the manner determined in the sole discretion of the Plan Administrator.

(b) Change in Control. The Plan Administrator may provide, in an Award Agreement or otherwise, for accelerated vesting or exercisability of an Award in connection with a sale or change of control of the Company.

(c) Corporate Events. In connection with a Corporate Event, the Plan Administrator shall take one or more of the following actions as to outstanding Awards, as determined by the Plan Administrator in its sole discretion, except to the extent specifically provided otherwise in an applicable Award Agreement or another agreement between the Company or a Company Affiliate and the Participant: (i) provide that such Awards shall be continued, assumed, or substantially equivalent awards (as determined by the Plan Administrator in its sole discretion) shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to a Participant, provide that outstanding Awards shall become fully vested and exercisable within a specified period prior to such Corporate Event (contingent on the occurrence of the Corporate Event) and that any unexercised Awards shall terminate upon such Corporate Event, (iii) provide that outstanding Awards shall become fully vested and exercisable upon such Corporate Event (contingent on the occurrence of the Corporate Event), (iv) settle such Awards for an amount (as determined in the sole discretion of the Plan Administrator) of cash or securities equal to the in-the-money spread value (if any) of such Awards, in exchange for the termination of such Award, (v) provide that, in connection with a dissolution or complete liquidation of the Company, Awards shall convert into the right to receive liquidation proceeds (net of the exercise or reference price thereof and any applicable tax withholdings) or (vi) any combination of the foregoing. For the avoidance of doubt, in the event Awards are settled pursuant to (iv) above, any Award for which the exercise or reference price is equal to or exceeds the per share value of the consideration to be paid in the Corporate Event will be terminated without payment therefor. In taking any of the actions permitted under this Section 6(c), the Plan Administrator shall not be obligated to treat all Awards, all portions of any individual Award, all Awards held by a Participant, or all Awards of the same type, identically.

7.	General Provisions Applicable to Awards

(a) Transferability of Awards. Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the Participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an Incentive Stock Option or an Award subject to Section 409A of the Code, pursuant to a qualified domestic relations order, and, during the life of the Participant, shall be exercisable (if applicable) only by the Participant; provided, however, that, except with respect to an Incentive Stock Option (unless such Incentive Stock Option is modified to become a Nonqualified Stock Option) or an Award subject to Section 409A of the Code, the Plan Administrator may permit or provide in the applicable Award Agreement for the gratuitous transfer of the Award by the Participant to or for the benefit of any immediate family member, family trust or other entity established for the benefit of the Participant and/or an immediate family member thereof if the Company would be eligible to use Form S-8 under the Securities Act for the registration of the sale of the Shares subject to such Award to such proposed transferee; provided further, that neither the Company nor any Company Affiliate shall be required to recognize any such transfer until such time as such transferee shall, as a condition to such transfer, deliver a written instrument in form and substance satisfactory to the Company confirming that such transferee shall be bound by all of the terms and conditions of the applicable Award Agreement. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees. For the avoidance of doubt, nothing contained in this Section 7(a) shall be deemed to restrict a transfer to the Company or a Company Affiliate.

(b) Documentation. Each Award Agreement may contain terms and conditions in addition to those specified in the Plan.

(c) Termination of Status. Except as may otherwise be provided in an Award Agreement, if a Participant terminates employment or service with the Company or a Company Affiliate for any reason, any Award that is then (i) not vested shall terminate and be forfeited on the date of such employment or service termination, and (ii) vested shall remain exercisable for 90 days after the termination date (or if earlier, the expiration date set forth in the Award Agreement).

(d) Withholding. The Participant must satisfy all income and employment tax withholding obligations before the Company or a Company Affiliate will deliver stock certificates (or the electronic equivalent thereof), cash or otherwise recognize ownership of the Shares upon the exercise or settlement of an Award. The Company or a Company Affiliate may elect to satisfy the withholding obligations through additional withholding on salary or wages. If the Company or a Company Affiliate elects not to or cannot withhold from other compensation, the Participant (either directly or through a broker) must pay to the Company or a Company Affiliate the full amount, if any, required for withholding. Except as otherwise may be provided for in an Award Agreement or approved by the Plan Administrator, a Participant may satisfy such tax obligations in whole or in part by delivery (either by actual physical delivery or by attestation) of Shares, including Shares retained from the Award creating the tax obligation, valued at their Fair Market Value (determined, for purposes of this Section 7(d), as of the date the tax obligation arises instead of the date of grant); provided, however, except as otherwise provided by the Plan Administrator, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). Shares used to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

(e) Amendment of Award. Except as otherwise provided in Section 5(g) with respect to repricings, Section 4(c) with respect to the vesting of Awards or Section 8(c) with respect to actions requiring stockholder approval, the Plan Administrator may amend, modify or terminate any outstanding Award. The Participant’s consent to such action shall be required (i) unless the Plan

Administrator determines that the action, taking into account any related action, does not materially and adversely affect the Participant’s rights under the Plan or (ii) the change is permitted under Section 6.

(f) Conditions on Delivery of Stock. Neither the Company nor a Company Affiliate will be obligated to deliver any Shares pursuant to the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such Shares have been satisfied, including any applicable securities laws and regulations and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

(g) Acceleration. Except as otherwise provided in Section 4(c), the Plan Administrator may at any time provide that any Award shall become immediately exercisable in whole or in part.

8.	Miscellaneous

(a) No Right To Employment or Other Status. No person shall have any claim or right to be granted an Award by virtue of the adoption of the Plan, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company or any Company Affiliate. The Company and each Company Affiliate expressly reserve the right at any time to dismiss or otherwise terminate their relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award Agreement.

(b) No Rights As Stockholder. Subject to the provisions of the applicable Award Agreement, no Participant, nor any legal representative of the Participant’s estate or legatee of the Participant under the Participant’s will, shall have any rights as a stockholder with respect to any Shares to be issued with respect to an Award until becoming the record holder of such Shares.

(c) Amendment of Plan. The Plan Administrator may amend, suspend or terminate the Plan or any portion thereof at any time provided that (i) no amendment that would require stockholder approval under the rules of NASDAQ may be made effective unless and until the Company’s stockholders approve such amendment; and (ii) if NASDAQ amends its corporate governance rules so that such rules no longer require stockholder approval of “material revisions” to equity compensation plans, then, from and after the effective date of such amendment to NASDAQ rules, no amendment to the Plan (A) increasing the number of Shares authorized under the Plan (other than pursuant to Section 6), (B) expanding the types of Awards that may be granted under the Plan, (C) materially expanding the class of participants eligible to participate in the Plan or (D) repealing the prohibition against repricing set forth in Section 5(g) shall be effective unless and until the Company’s stockholders approve such amendment. To the extent required for purposes of Section 422 of the Code or Section 162(m) of the Code, other amendments to the Plan shall be subject to approval by the Company’s stockholders. Unless otherwise specified in the applicable amendment, any amendment to the Plan adopted in accordance with this Section 8(c) shall apply to, and be binding on the holders of, all Awards outstanding under the Plan at the time the amendment is adopted, provided the Plan Administrator determines that such amendment, taking into account any related action, does not materially and adversely affect the rights of Participants under the Plan. No Award shall be made that is conditioned upon stockholder approval of any amendment to the Plan unless the Award provides that (i) it will terminate or be forfeited if stockholder approval of such amendment is not obtained within no more than 12 months from the date of grant and (2) it may not be exercised or settled (or otherwise result in the issuance of Shares) prior to such stockholder approval.

(d) Authorization of Sub-Plans (Including for Grants to Non-U.S. Employees). The Plan Administrator may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable securities, tax or other laws of various jurisdictions. The Plan Administrator shall establish such sub-plans by adopting supplements to the Plan containing (i) such limitations on the Plan Administrator’s discretion under the Plan as the Plan Administrator deems necessary or desirable or (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Plan Administrator shall deem necessary or desirable. All supplements adopted by the Plan Administrator shall be deemed to be part of the Plan, but each supplement shall apply only to Participants within the affected jurisdiction.

(e) Compliance with Section 409A of the Code.

(1) Notwithstanding anything else herein, the Company makes no representation or warranty and shall have no liability to the Participant or any other person if any provisions of or payments, compensation or other benefits under the Plan are determined to constitute nonqualified deferred compensation subject to Section 409A of the Code but do not satisfy the conditions thereof.

(2) Awards are intended to be exempt from Section 409A of the Code to the maximum extent possible. With respect to any Awards subject to Section 409A of the Code, the Plan is intended to comply with the requirements of Section 409A of the Code, and the provisions of the Plan and any applicable Award Agreement shall be interpreted in a manner that satisfies the requirements of Section 409A of the Code, and the Plan shall be operated accordingly. If any provision of the Plan or any term or condition of any Award would otherwise frustrate or conflict with this intent, the provision, term or condition will be interpreted and deemed amended so as to avoid this conflict.

(3) Except as provided in any individual Award Agreement initially or by amendment, if and to the extent (i) any portion of any payment, compensation or other benefit provided to a Participant pursuant to the Plan in connection with his or her employment termination constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Code and (ii) the Participant is a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code, in each case as determined by the Company in accordance with its procedures, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of “separation from service” (as determined under Section 409A of the Code) (the “New Payment Date”), except as Section 409A of the Code may then permit. The aggregate of any payments that otherwise would have been paid to the Participant during the period between the date of separation from service and the New Payment Date shall be paid to the Participant in a lump sum (without interest) on such New Payment Date, and any remaining payments will be paid on their original schedule. By accepting an Award, each Participant agrees that he or she is bound by the foregoing determinations and procedures.

(f) Limitations on Liability. Notwithstanding any other provisions of the Plan, no Plan Administrator nor any individual acting as a director, officer, or employee of the Company or a Company Affiliate will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan, nor will such individual be personally liable with respect to the Plan because of any contract or other instrument he or she executes in his or her capacity as Plan Administrator or as a director, officer, or employee of the Company or a Company Affiliate.

(g) Governing Law. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than the State of Delaware.

(h) Effectiveness and Term. The Plan was adopted on February 27, 2014 by the Board, subject to the approval by the Company’s stockholders at the 2014 Annual Meeting of Stockholders on May 29, 2014. Any Awards granted under the Plan prior to such stockholder approval shall be conditioned upon such approval and shall be null and void if such approval is not obtained. The Plan will only be effective if it is approved by the Company’s stockholders at the 2014 Annual Meeting, and if not approved by the Company’s stockholders, the Plan and any Awards thereunder will be null and void in their entirety. The Plan will automatically terminate on May 29, 2024, provided that any Awards granted before the Plan’s termination will remain in effect in accordance with their terms.

9.	Definitions

(a) “Award Agreement” means any agreement, contract or other instrument or document (whether written or electronic) evidencing an Award granted under the Plan, which the Company may require to be executed or acknowledged by a Participant.

(b) “Board” means the Board of Directors of the Company.

(c) “Code” means the Internal Revenue Code of 1986 and any regulations thereunder, each as amended from time to time.

(d) “Commission” means the U.S. Securities and Exchange Commission.

(e) “Committee” means (i) the Compensation Committee of the Board or (ii) any other committee or subcommittee of the Board to the extent that the Board’s powers or authority under the Plan have been delegated to such committee or subcommittee by the Board or by the Compensation Committee of the Board.

(f) “Company” means collectively SS&C Technologies Holdings, Inc. and each SS&C Technologies Holdings, Inc. Affiliate at the relevant applicable time.

(g) “Company Affiliate” means (i) any of the Company’s present or future parent or subsidiary corporations (as defined in Sections 424(e) or (f) of the Code) during the time that such parent or subsidiary corporation satisfies such definition and (ii) any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a direct or indirect controlling interest, as determined from time to time by the Plan Administrator.

(h) “Corporate Event” means any reorganization, merger, consolidation, liquidation, dissolution or sale, transfer, exchange or other disposition of all or substantially all of the capital stock or assets of the Company, exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, the acquisition or disposition of any material assets or business or other similar corporate transaction or event (other than the changes in capitalization referred to in Section 6(a)).

(i) “Delaware Law” means the General Corporation Law of the State of Delaware, as amended from time to time.

(j) “Economic Value” means, unless otherwise provided by the Plan Administrator with respect to any particular Award, the amount reportable by the Participant as taxable compensation for federal income tax purposes with respect to such Award (other than Incentive Stock Options) or, in the case of an Incentive Stock Option, the amount that would have been reportable by the Participant as taxable compensation for federal income tax purposes with respect to such Award if such Incentive Stock Option had been a Nonqualified Stock Option.

(k) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(l) “Fair Market Value” means the fair market value per share of Common Stock, determined as follows:

(1) if the Common Stock trades on a national securities exchange, the closing sale price (for the primary trading session) on the date of determination; or

(2) if the Common Stock does not trade on any such exchange, the average of the closing bid and asked prices as reported by an authorized OTCBB market data vendor as listed on the OTCBB website (otcbb.com) (or another similar system then in use as determined by the Plan Administrator) on the date of determination; or

(3) if the Common Stock is not publicly traded, the Plan Administrator will determine the Fair Market Value for purposes of the Plan using any measure of value it determines to be appropriate (including, as it considers appropriate, relying on appraisals) in a manner consistent with the valuation principles under Section 409A of the Code, except as the Plan Administrator may expressly determine otherwise.

For any date of determination that is not a trading day, the Fair Market Value of a share of Common Stock for such date will be determined by using the closing sale price or average of the bid and asked prices, as appropriate, for the immediately preceding trading day. The Plan Administrator can substitute a particular time of day or other measure of “closing sale price” or “bid and asked prices” if appropriate because of exchange or market procedures or can use weighted averages either on a daily basis or such longer period as complies with Section 409A of the Code.

(m) “Incentive Stock Option” means an Option that the Plan Administrator designates as an “incentive stock option” as defined in Section 422 of the Code.

(n) “NASDAQ” means National Association of Securities Dealers Automated Quotations.

(o) “Nonqualified Stock Option” means an Option that is not designated as an Incentive Stock Option.

(p) “Section 162(m)” means Section 162(m) of the Code.

(q) “Securities Act” means the Securities Act of 1933, as amended from time to time.

(r) “Share” means a share of Common Stock.

APPENDIX B

SS&C TECHNOLOGIES HOLDINGS, INC. EXECUTIVE BONUS PLAN

Section 1. Purpose. The purpose of the Executive Bonus Plan (“Plan”) of SS&C Technologies Holdings, Inc. (the “Company”) is to provide incentive compensation to each Participant who is or may be a “covered employee” within the meaning of §162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”) while securing, to the extent practicable, a tax deduction for incentive compensation payments to each such Participant. Capitalized terms are defined at the end of this document.

Section 2. Establishment of Bonus Pool. For each Performance Period, by the Determination Date, the Committee will, in writing, (1) establish an Incentive Pool, (2) designate Participants and (3) determine each Participant’s Award Opportunity, and may, in each case, consider input from the Company’s CEO. The Award Opportunity for any Participant may not be increased in any way after the Determination Date, including as a result of reduction (or forfeiture) of another Participant’s Award Opportunity.

Section 3. Certification of Bonus Pool. After each Performance Period’s completion and prior to any Bonus payment, the Committee shall certify, in writing, the size of the Incentive Pool resulting from achievement of the applicable Performance Goals (and each Participant’s resulting Award Opportunity amount).

Section 4. Determination of Individual Bonus Amounts. Once each Participant’s Award Opportunity amount is certified, the Committee shall determine each Participant’s Bonus amount payable (which may be less than, but not more than, the Participant’s certified Award Opportunity amount), provided that the maximum Bonus payable to any Participant with respect to any fiscal year of the Company may not exceed $15,000,000. The determination of the foregoing Bonus amounts payable may be based on any criteria the Committee determines are relevant and may include input from the Company’s CEO.

Section 5. Payment of Bonuses. Bonuses may be paid in cash or Company stock awards (with the value of any such Company stock awards determined based on the grant date value calculated in accordance with Generally Accepted Accounting Principles). Each Participant’s Bonus shall be paid no later than two and a half months after the end of the Performance Period for which such Bonus is earned, but in no event before the certification in Section 3 and the determination in Section 4. No Participant has any right to payment unless and until the Committee determines the amount, form and timing of such payment.

Section 6. Administration. The Committee shall administer the Plan, and may delegate its duties and powers in whole or in part to any subcommittee; any such subcommittee shall consist solely of at least two individuals intended to qualify as Non-Employee Directors. The Committee is authorized to interpret the Plan, to establish, amend or rescind any rules and regulations and to make any other determination that it deems necessary or desirable for the Plan’s administration. All Committee determinations shall be final, binding and conclusive.

Section 7. Termination of Employment. A Participant who terminates employment during the Performance Period shall automatically forfeit their Award Opportunity for the Performance Period which includes the Participant’s employment termination date. The Committee has discretion to forfeit (or not) the Award Opportunity of a Participant who terminates employment after the Performance

Period but prior to the payment of a Bonus for that Performance Period. Any Bonuses under this provision will be paid at the same time as for all other Participants as described above.

Section 8. Miscellaneous.

(a) Withholding. The Company has the right to deduct from any payment made under the Plan any federal, state, local or foreign income, payroll, or other taxes required by law to be withheld with respect to such payment.

(b) No Limitation on Rights of the Company. An Award Opportunity grant shall not in any way affect the Company’s right or power to make adjustments, reclassifications or changes in its capital or business structure, or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets. Neither the Company nor any of its officers, directors, employees, or agents shall have any liability to any Participant (or beneficiaries or heirs) hereunder or otherwise on account of any action taken, or not taken, in good faith by any of the foregoing persons with respect to the Company’s business or operations. Participation in the Plan imposes no obligation on the Company, its subsidiaries, or any affiliate to continue (and shall not lessen or affect any right to terminate) such Participant’s employment.

(c) Amendment and Termination; Waiver. The Committee may amend, modify or terminate this Plan at any time provided such amendments, modifications, or terminations, unless required by law, become effective in the next Performance Period. No amendment requiring shareholder approval is effective unless and until so approved. This Plan will continue until terminated by the Committee, subject to Section 8(f) and any subsequent shareholder re-approval required by Section 162(m). The Company’s failure to enforce at any time any Plan provision shall in no way be construed to be a waiver of such provision or of any other provision hereof.

(d) Successors and Assignment. Except as herein provided, this Plan is binding upon the parties hereto, their heirs, executors, administrators, successors (including but not limited to successors resulting from any corporate merger or acquisition) or assigns. A Participant may not assign, alienate, attach, sell, transfer, pledge or otherwise dispose of or encumber the rights to an Award Opportunity, other than by will or the laws of descent and distribution. Any attempt to do so contrary to the provisions hereof, and the levy of any execution, attachment or similar process on any Award Opportunity shall be null, void and without effect.

(e) Governing Law; Plan Unfunded. This Plan is governed by and construed according to the laws of the State of Delaware without regard to conflict of law principles. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any amounts under the Plan.

(f) Effective Date. This Plan is adopted March 7, 2014 subject to the affirmative vote of the holders of a majority of all shares of Company common stock present in person or by proxy at the Company’s Annual Meeting to be held on May 29, 2014. Any Award Opportunities that are granted under the Plan prior to shareholder approval are conditioned upon and subject to such approval.

Section 9. Definitions.

“Adjusted Consolidated EBITDA”: the Company’s earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted to exclude stock compensation expense, unusual items and other non-cash charges.

2

“Award Opportunity”: the percentage of the Incentive Pool allocated to each Participant, provided that aggregate Award Opportunities for all Participants may not exceed 100%.

“Bonus”: the portion of an Award Opportunity, if any, that the Committee determines to pay to a Participant for a Performance Period.

“Committee”: the Compensation Committee of the Board of Directors of the Company, or a subcommittee to which the Compensation Committee delegates its duties, made up solely of individuals intended to qualify as Non-Employee Directors.

“Determination Date”: the 90th day after the beginning of the Performance Period, or such earlier date not inconsistent with Treasury Regulation Section 1.162-27(e)(2).

“Incentive Pool”: a bonus pool calculated solely based on the achievement of one or more Performance Goals or a formula or formulae derived from such Performance Goals, provided, that Performance Goals used for such determination for a specified Performance Period may not be modified after that Performance Period’s Determination Date.

“Non-Employee Director”: a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended from time to time (or any successor rule thereto) and an “outside director” within the meaning of Section 162(m) (or any successor section thereto).

“Participant”: a Company officer that the Committee designates in writing as a Plan participant by the Determination Date.

“Performance Goals”: one or more of the following business criterion or criteria designated on a Company specific basis, business unit basis or in comparison with peer group performance: (a) earnings per share; (b) Adjusted Consolidated EBITDA; (c) net income; (d) operating income; (e) return on shareholders’ equity or return on investments; (f) attainment of strategic and operational initiatives; (g) economic value-added models; (h) maintenance or improvement of profit margins; (i) stock price, including as compared to one or more stock indices; (j) market share; (k) revenues, sales or net sales; (l) return on assets; (m) book value per share; (n) expense management; (o) improvements in capital structure; (p) costs; and/or (q) cash flow, in each case as may be calculated without regard to extraordinary, unusual and/or non-recurring items to the extent permitted by Section 162(m).

“Performance Period”: the time period designated by the Committee with respect to which a Participant may be granted the opportunity to earn a Bonus amount, to the extent consistent with Treasury Regulation Section 1.162-27(e)(2).

3

ANNUAL MEETING OF STOCKHOLDERS OF

SS&C TECHNOLOGIES HOLDINGS, INC.

May 29, 2014

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The proxy statement and proxy card

are available at http://www.ssctech.com/2014annualmeeting

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

  Please detach along perforated line and mail in the envelope provided.

¢ 20230303030000000000 2	052914

The Board of Directors recommends a vote FOR the nominees listed in Proposal 1 to serve for a term ending in 2017 and FOR Proposals 2, 3, 4 and 5.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

					FOR	AGAINST	ABSTAIN
1. The election of the nominees listed below as Class I directors.				2. The approval of the compensation of the named executive officers.	☐	☐	☐
NOMINEES:
☐	FOR ALL NOMINEES	Normand A. Boulanger
David A. Varsano
					FOR	AGAINST	ABSTAIN
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES			3. The approval of the SS&C 2014 Stock Option Plan.	☐	☐	☐
☐	FOR ALL EXCEPT
	VOTE WITHHELD FROM THE FOLLOWING				FOR	AGAINST	ABSTAIN
	NOMINEE: .			4. The approval of the SS&C Executive Bonus Plan.	☐	☐	☐

					FOR	AGAINST	ABSTAIN
				5. The ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.	☐	☐	☐

The undersigned acknowledges receipt from the Company before the execution of this proxy of the Notice of Annual Meeting of Stockholders, a Proxy Statement for the Annual Meeting of Stockholders and the 2013 Annual Report to Stockholders.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢

	0	¡

SS&C TECHNOLOGIES HOLDINGS, INC.

80 Lamberton Rd

Windsor, CT 06095

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints William C. Stone, Patrick J. Pedonti and Paul G. Igoe as proxy holders, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of SS&C Technologies Holdings, Inc. held of record by the undersigned on April 1, 2014, at the Annual Meeting of Stockholders to be held at the Company’s headquarters located at 80 Lamberton Rd, Windsor, CT, 06095, at 9:00 a.m. on May 29, 2014, or any adjournment or postponement thereof.

If you sign and return this proxy card but do not give any direction, this proxy will be voted FOR the nominees listed in Proposal 1, FOR Proposals 2, 3, 4 and 5, and in the discretion of the proxies upon such other matters as may properly come before the Annual Meeting and at any adjournment or postponement thereof.

(Continued and to be signed on the reverse side)

¡	14475	¡